UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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BEARINGPOINT, INC.

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1676 INTERNATIONAL DRIVE
MCLEAN, VIRGINIA 22102

September 28, 2007

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend BearingPoint’s 2007 Annual Meeting of Stockholders, which will be held on Monday, November 5, 2007, at 10:00 a.m. EST, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, 06870 (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote on a number of matters, including: the election of our Class I directors and the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.

Included herein is a copy of BearingPoint’s Annual Report on Form 10-K for fiscal year 2006. I encourage you to read this report as it contains important information on the company’s services and operations, as well as audited financial statements. Its completion marked another important step for BearingPoint as we continue to make progress in becoming timely with our Securities and Exchange Commission periodic report filings.

We encourage you to submit a proxy to ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in Connecticut. You can submit your proxy by mail (please complete, sign, date and return the enclosed proxy card in the return envelope) or you can vote by Internet or telephone (following the instructions in the accompanying proxy statement or proxy card).

We look forward to seeing you at the Annual Meeting.

Sincerely,

HARRY L. YOU
Chief Executive Officer

1676 INTERNATIONAL DRIVE
MCLEAN, VIRGINIA 22102

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
Date and Time:	Monday, November 5, 2007, 10:00 a.m. Eastern Time
Place:	Hyatt Regency Greenwich 1800 East Putnam Avenue Old Greenwich, Connecticut 06870
Items of Business:	(1) Elect three directors to hold office until the 2010 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
(2) Ratify the appointment of Ernst & Young, LLP as independent registered public accounting firm for our 2007 fiscal year; and
(3) Conduct such other business as may properly be brought before the meeting.
Record Date:	Stockholders of record as of the close of business on September 7, 2007 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.
Voting:	Your vote is very important. We encourage you to read the proxy statement and vote your shares. Whether or not you plan to attend the meeting, please submit a proxy so that your shares can be represented at the meeting. You can submit your proxy by mail (please complete, sign, date and return the accompanying proxy card in the enclosed return envelope) or you can vote by Internet or by telephone (following the instructions included in this proxy statement and on the proxy card).

By Order of the Board of Directors

LAURENT C. LUTZ
General Counsel and Secretary

September 28, 2007

BearingPoint, Inc.

1676 International Drive
McLean, Virginia 22102

PROXY STATEMENT

2007 Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by BearingPoint, Inc. (the “Company,” “we” or “us”) on behalf of its Board of Directors. The proxies are to be voted at the 2007 Annual Meeting of Stockholders to be held on November 5, 2007, and at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement and accompanying proxy card (“proxy statement”) are being mailed to stockholders on or about September 28, 2007.

If you are a stockholder of record, you can have your shares voted at the Annual Meeting by submitting your voting instructions by Internet or by telephone, or by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope. Whether or not you submit your voting instructions or your proxy, you will have the right to attend the Annual Meeting and to vote your shares at the meeting, if you wish. You may change your proxy or voting instructions, or revoke your proxy or voting instructions, at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of your revocation. For additional information regarding the Annual Meeting, see “Additional Information” in this proxy statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors of the Company (the “Board”) currently consists of nine directors. Under our certificate of incorporation, the Board is divided into three classes, with each class being as nearly equal in number as possible. Generally, the directors of each class serve for a term of three years and until their respective successors have been duly elected and qualified, and the terms for the three classes are staggered so that the term of only one class expires each year.

At the Annual Meeting, we are proposing the election of three Class I directors to hold office until the annual meeting of stockholders to be held in 2010 and until their respective successors have been duly elected and qualified. Our Class I director nominees are Douglas C. Allred, Betsy J. Bernard and Spencer C. Fleischer.

Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If any director nominee is unable to serve for any reason or if a vacancy otherwise exists on the Board, the persons you authorize to vote your shares (i.e., the holders of your proxy) will have the right to vote your shares, in their discretion, for any other person or persons as the Board may nominate.

THE BOARD RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS; CORPORATE GOVERNANCE; AND OTHER MATTERS

Board of Directors

Set forth below is certain information regarding each of our directors and director nominees, as of September 1, 2007:

Nominees for Class I Directors with Terms Expiring in 2010

Douglas C. Allred, age 56, has been a member of our Board of Directors since January 2000. Mr. Allred is a private investor. Mr. Allred retired from his position as Senior Vice President, Office of the President, of Cisco Systems, Inc. in 2003. Mr. Allred was Senior Vice President, Customer Advocacy, Worldwide Consulting and Technical Services, Customer Services, and Cisco Information Technology of Cisco Systems, Inc. from 1991 to 2002. Mr. Allred is a Governor on the Washington State University Foundation Board of Governors.

Betsy J. Bernard, age 52, has been a member of our Board of Directors since March 2004. Ms. Bernard is a private investor. Ms. Bernard was President of AT&T Corporation from 2002 to 2003. From 2001 to 2002, Ms. Bernard was President and Chief Executive Officer of AT&T Consumer. Ms. Bernard is a director of The Principal Financial Group, a global financial institution, Telular Corporation, a provider of fixed cellular solutions and wireless security systems and monitoring solutions, and URS Corporation, an engineering design firm serving the engineering, constructions services and defense markets.

Spencer C. Fleischer, age 53, has been a member of our Board of Directors since July 2005. Mr. Fleischer is a senior managing member and Vice Chairman of Friedman Fleischer & Lowe GP II, LLC, a company sponsoring and managing several investment funds that make investments in private and public companies, and has served in such capacity since 1998. Mr. Fleischer was appointed to the Board of Directors in accordance with the terms of the securities purchase agreement, dated July 15, 2005, relating to the July 2005 Senior Debentures among the Company and certain affiliates of Friedman Fleischer & Lowe, LLC. If Mr. Fleischer ceases to be affiliated with the purchasers or ceases to serve on our Board of Directors, so long as the purchasers collectively hold at least 40% of the original principal amount of the July 2005 Senior Debentures, the purchasers or their designee have the right to designate a replacement director to the Board of Directors.

Class II Directors Whose Terms Expire in 2008

Wolfgang Kemna, age 49, has been a member of our Board of Directors since April 2001. Mr. Kemna is Chief Executive Officer of living-e AG, a German-based software provider of publishing and productivity software, and has served in such capacity since July 2007. From 2004 to 2007, Mr. Kemna was a Managing Director of Steeb Anwendungssysteme GmbH, a wholly owned subsidiary of SAP AG (“SAP”). Mr. Kemna was Executive Vice President of Global Initiatives of SAP from 2002 to 2004 and a member of SAP’s extended executive board from 2000 to 2004.

Albert L. Lord, age 61, has been a member of our Board of Directors since February 2003. Mr. Lord is Chairman of the board of directors of SLM Corporation, commonly known as “Sallie Mae,” and has served in this capacity since 2005. Mr. Lord was Vice Chairman and Chief Executive Officer of Sallie Mae from 1997 to 2005.

J. Terry Strange, age 63, has been a member of our Board of Directors since April 2003. Mr. Strange retired from KPMG where he served as Vice Chair and Managing Partner of the U.S. Audit Practice from 1996 to 2002. During this period, Mr. Strange also served as the Global Managing Partner of the Audit Practice of KPMG International and was a member of its International Executive

Committee. Mr. Strange is a director of Compass BancShares, Inc., a financial services company, New Jersey Resources Corp., an energy services holding company, Group 1 Automotive, Inc., a holding company operating in the automotive retailing industry, and Newfield Exploration Company, an independent crude oil and natural gas exploration and production company.

Class III Directors Whose Terms Expire in 2009

Jill S. Kanin-Lovers, age 55, has been a member of our Board of Directors since May 2007. Ms. Kanin-Lovers served as Senior Vice President of Human Resources & Workplace Management at Avon Products, Inc. from 1998 to 2004. Ms. Kanin-Lovers is a member of the Board of Directors of Dot Foods, Inc., one of the nation’s largest food redistributors, Heidrick & Struggles, a leading global search firm, and First Advantage Corporation, a leading provider of risk mitigation and business solutions. Ms. Kanin-Lovers also teaches Corporate Governance for the Rutgers University Mini-MBA program.

Roderick C. McGeary, age 57, has been a member of our Board of Directors since August 1999 and Chairman of the Board of Directors since November 2004. Since March 2005, Mr. McGeary has served the Company in a full-time capacity, focusing on clients, employees and business partners. From 2004 until 2005, Mr. McGeary served as our Chief Executive Officer. From 2000 to 2002, Mr. McGeary was the Chief Executive Officer of Brience, Inc., a wireless and broadband company. Mr. McGeary is a director of Cisco Systems, Inc., a worldwide leader in networking for the Internet, and Dionex Corporation, a manufacturer and marketer of chromatography systems for chemical analysis.

Harry L. You, age 48, has been a member of our Board of Directors since March 2005. Mr. You has served as Chief Executive Officer of the Company since March 2005. Mr. You also served as the Company’s Interim Chief Financial Officer from July 2005 until October 2006. From 2004 to 2005, Mr. You was Executive Vice President and Chief Financial Officer of Oracle Corporation, a large enterprise software company. From 2001 to 2004, Mr. You was the Chief Financial Officer of Accenture Ltd, a global management consulting, technology services and outsourcing company. Mr. You is a director of Korn Ferry International, a leading provider of recruitment and leadership development services.

No family relationships exist between any of the directors or between any director and any executive officer of the Company.

Meetings of the Board of Directors and Attendance; Annual Stockholder Meeting

During 2006, the Board held 20 meetings. For 2006, each director of the Company attended 75% or more of the aggregate of all Board meetings and meetings of Board committees of which he or she was a member as of such year. In addition, all of our directors who were directors at the time of our 2006 annual meeting of stockholders attended the stockholder meeting.

Director Independence

The Board has reviewed each director’s independence. As a result of this review, the Board affirmatively determined that each of Messrs. Allred, Fleischer, Kemna, Lord and Strange, and Mses. Bernard and Kanin-Lovers has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Furthermore, each of these directors is independent of the Company and its management under the listing standards of the NYSE currently in effect and, with respect to members of the Audit Committee, the applicable regulations of the Securities and Exchange Commission (the “SEC”). Messrs. McGeary and You are employees of the Company.

In connection with the Board’s determination of Mr. Fleischer’s independence, the Board examined Mr. Fleischer’s status as a senior managing member of certain holders of the Company’s convertible debt. After considering all relevant facts and circumstances, the Board determined Mr. Fleischer’s relationship was not material and does not impair the independence of Mr. Fleischer. Although Mr. Fleischer attends committee meetings from time to time, he is not a member of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. For more information about Mr. Fleischer’s appointment to the Board and his relationship to one of our convertible debt holders, please see “Certain Relationships and Related Transactions, and Director Independence—Friedman Fleischer & Lowe, LLC /Spencer C. Fleischer.”

Executive Sessions of Non-Management Directors

Our non-management directors meet in executive sessions at least four times each year, generally during each regularly scheduled Board meeting. If any of the non-management directors are not “independent,” as required by the NYSE listing standards, then at least one annual meeting of only independent directors is held. Currently, all non-management directors are independent. The Board has designated Douglas C. Allred as Presiding Director for all meetings of the executive sessions of the non-management directors.

Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee is currently composed of Messrs. Strange (Chair), Kemna and Lord. The Board has affirmatively determined that each member of the Audit Committee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the company) and is independent of the Company and its management under the listing standards of the NYSE and the applicable regulations of the SEC. The Board has determined that Mr. Strange is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Strange serves on the audit committee of four other publicly registered companies. The Board has determined that such simultaneous service does not impair Mr. Strange’s ability to serve on our Audit Committee. The Audit Committee held 14 meetings during 2006.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee, among other purposes and responsibilities required by applicable law and the NYSE listing standards:

•	serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems;

•	serves as the sole authority to which the independent registered public accountant (the “Independent Registered Public Accountant”) is accountable, and has the sole authority and responsibility to appoint, compensate and retain the Independent Registered Public Accountant;

•	serves as the ultimate authority to which the internal auditing function (“Internal Audit”) is accountable;

•	monitors the qualification, independence and performance of the Independent Registered Public Accountant and Internal Audit, including reviewing their audit efforts;

•	provides an open avenue of communication among the Independent Registered Public Accountant, financial and senior management, Internal Audit and the Board;

•	assists in the Board’s oversight of the Company’s compliance with legal and regulatory requirements; and

•	prepares a report for inclusion in the Company’s annual proxy statement.

Compensation Committee

The Compensation Committee is currently composed of Mr. Allred (Chair) and Mses. Bernard and Kanin-Lovers, each of whom is independent as required by the NYSE listing standards. Ms. Kanin-Lovers was appointed as a member of the Compensation Committee on May 10, 2007, and on June 18, 2007, Mr. Strange stepped down as a member of the Compensation Committee. The Compensation Committee held 9 meetings during 2006.

The Compensation Committee assists the Board in the development and implementation of the Company’s compensation policies for its executive officers and the Company’s incentive compensation and other stock-based plans and reviews such other matters as may be delegated to the Compensation Committee by the Board from time to time. In that regard, the Compensation Committee, among other responsibilities required by applicable law and the NYSE listing standards:

•	approves the compensation structure for the Company’s executive officers;

•	approves the annual compensation for the Company’s executive officers;

•	reviews and approves the evaluation process for the Company’s directors and executive officers;

•	evaluates the chief executive officer’s performance in light of the established goals and objectives;

•	sets the chief executive officer’s annual compensation;

•	recommends to the Board the annual compensation for the Company’s directors;

•	reviews the Company’s incentive compensation and other stock-based plans and recommends changes in such plans to the Board; and

•	prepares an annual executive compensation report and compensation discussion and analysis for inclusion in the Company’s proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Mr. Lord (Chair) and Ms. Bernard, each of whom is independent as required by the NYSE listing standards. The Nominating and Corporate Governance Committee held one meeting during 2006.

The Nominating and Corporate Governance Committee provides assistance to the Board in identifying, screening and recommending qualified candidates to serve as directors of the Company and in recommending to the Board the director nominees for the next annual meeting of stockholders. The Nominating and Corporate Governance Committee considers all nominees recommended by stockholders. For information on recommending a director nominee or submitting a notice of a nomination of a director at the next annual meeting of stockholders, see below under “Stockholder Proposals for 2007 Annual Meeting—Stockholders Submitting Director Recommendations and Nominations.” In addition, the Nominating and Corporate Governance Committee also develops and recommends to the Board the Company’s Corporate Governance Guidelines and oversees the annual evaluation of the Board and management of the Company.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for 2006 were Messrs. Allred (Chair) and Strange, and Ms. Bernard. In 2007, Ms. Kanin-Lovers joined the committee, and Mr. Strange departed the committee. No member of the Compensation Committee is a former or current officer or employee of the Company or any of the Company’s subsidiaries. To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of this Proxy Statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

The Board has adopted the BearingPoint, Inc. Corporate Governance Guidelines, and the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates in accordance with a charter that has been adopted by the Board. The Corporate Governance Guidelines, together with these charters, provide the framework for the governance of the Company. You may view our Corporate Governance Guidelines and the charters on our corporate website at www.bearingpoint.com in the Corporate Governance section of our Investors webpage. A copy of the charter of the Audit Committee is included as Appendix A to this proxy statement.

The Corporate Governance Guidelines address a variety of governance issues, including:

•	Board composition and selection;

•	Board meetings and agenda, and committee matters;

•	Director responsibilities, director compensation, director orientation and continuing education, including attendance at director education programs at the Company’s expense;

•	Access to management, employees and independent advisors, and management succession;

•	Executive sessions, and annual performance evaluations of the Board; and

•	Reporting of concerns.

Standards of Business Conduct

On May 10, 2007, the Board approved our Standards of Business Conduct (the “SBC”), which superseded our prior Code of Business Conduct and Ethics. The SBC became effective as of May 31, 2007. The SBC was developed as part of our commitment to enhancing our culture of integrity and our corporate governance policies. The SBC reflects changes in law and regulation, best practices and updates to the Company’s policies. In addition, the SBC contains new or enhanced policies and/or procedures relating to violations of the SBC, conflicts of interest (including those related to the giving and receiving of gifts and entertainment), financial disclosures, the importance of maintaining the confidentiality of Company, client and competitor information, data privacy and protection, Company property, investor and media relations, records management, and lobbying/political activities. The SBC applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The SBC is posted on our corporate website at www.bearingpoint.com in the Corporate Governance section of our Investor webpage. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the SBC for our Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such amendment or waiver on our website within the applicable deadline that may be imposed by government regulation following the amendment or waiver.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The committee considers all qualified candidates identified by members of the committee, by other members of the Board, by senior management and by stockholders. The committee follows the same process and uses the same criteria for evaluating all candidates.

When evaluating a candidate, the committee reviews the candidate’s experience, skills and personal qualities. In particular, the committee will consider whether candidates for director possess the following attributes:

•	the highest standards of moral and ethical character and personal integrity;

•	aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company;

•	personal qualities to be able to make a substantial, active contribution to Board deliberations;

•	substantial business experience relevant to our business;

•	demonstrated leadership ability, with broad experience, diverse perspectives, and ability to exercise sound business judgment;

•	qualification to serve on specialized Board committees, such as the Audit Committee or Compensation Committee; and

•	willingness and ability to commit sufficient time to fulfill the responsibilities of a member of the Board.

In addition to the above considerations, the committee will consider the current composition of the Board; the attributes and qualifications of the current members of the Board; additional attributes and qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes and qualifications, such as diversity of experience and background and financial, business, academic, public or other expertise on the Board and its committees. In addition, the committee will take into account the nature of and time involved in a director’s service on other boards in evaluating a candidate.

The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the requirements of Board service.

Stockholders who wish to recommend director nominees to the Board or nominate a person for election as a director at our next annual meeting of stockholders must follow the procedures set forth below under “Stockholder Proposals for 2007 Annual Meeting—Stockholders Submitting Director Recommendations and Nominations.”

To date, the Board’s non-management directors have been identified with the assistance of a professional search firm specializing in the identification and recruitment of director candidates or have been known to Board members through business or other relationships.

Communications with Directors

The Board welcomes your questions and comments. If you would like to communicate directly with our Board, our non-management directors of the Board as a group or Mr. Allred, as the Presiding

Director, then you may submit your communication to our General Counsel and Corporate Secretary by writing to them at the following address:

BearingPoint, Inc.
c/o General Counsel and Corporate Secretary
8725 W. Higgins Road
Chicago, IL 60631

All communications and concerns will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable. We also have established a dedicated telephone number for communicating concerns or comments regarding compliance matters to the Company. The phone number is 1-800-206-4081 and is available 24 hours a day, seven days a week. Our Standards of Business Conduct prohibits any retaliation or other adverse action against any person for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for 2007. The selection of E&Y as independent registered public accounting firm is submitted for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for 2006. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as our independent registered public accountants is not required by our Bylaws or otherwise. If the stockholders fail to ratify the selection of E&Y, the Audit Committee and the Board will reconsider whether or not to further retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

As previously reported, on February 5, 2007, the Chairman of the Audit Committee was notified by PwC, our independent registered public accounting firm for 2006, that PwC was declining to stand for re-election for 2007 and that the client-auditor relationship between the Company and PwC would cease upon PwC’s completion of services related to the audit of our annual financial statements for fiscal 2006 and related 2006 quarterly reviews.

During the Company’s years ended December 31, 2005 and December 31, 2006, and through June 28, 2007 (the date of the filing of the Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC), there were no disagreements between the Company and PwC on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to PwC’s satisfaction, would have caused it to make reference to the matter in connection with its report on the Company’s consolidated financial statements for the relevant year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that the Company disclosed that material weaknesses existed in its internal control over financial reporting for 2006 and 2005. The material weaknesses identified are discussed in Item 9A of the Company’s Annual Reports on Form 10-K for the year ended December 31, 2006 and for the year ended December 31, 2005. The Company has authorized PwC to respond fully to any inquiries of its successor concerning the material weaknesses. PwC’s audit reports on the Company’s consolidated financial statements for the years ended December 31, 2006 and December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

On February 9, 2007, the Audit Committee, as part of its periodic review and corporate governance practices, determined to engage E&Y as the Company’s independent registered public accounting firm commencing with the audit for the year ending December 31, 2007. E&Y also has been engaged as the independent registered public accounting firm for the BearingPoint, Inc. 401(k) Plan (the “401(k) Plan”), commencing with the audit for the 401(k) Plan’s year ending December 31, 2007. During the Company’s years ended December 31, 2005 and December 31, 2006, and through February 9, 2007, neither the Company, nor anyone on its behalf, consulted with Ernst & Young with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements for 2006 or 2005, and no written report or oral advice was provided by E&Y to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue for 2006 or 2005 or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for approving all audit and permissible non-audit services performed by our independent auditors. Consistent with these policies, all engagements of the independent auditor to perform any audit services and non-audit services have been pre-approved by the Audit Committee. No services provided by our independent auditor were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Independent Registered Public Accountant’s Fees

During fiscal years 2006 and 2005, our independent registered public accountants, PricewaterhouseCoopers LLP, billed us the fees set forth below in connection with services rendered:

	Fiscal Year Ended,
Type of Fee	December 31, 2006	December 31, 2005

Audit Fees (1)	$30,979,000	$33,900,000
Audit Related Fees (2)	275,000	159,300
Tax Fees (3)	960,000	1,956,800
All Other Fees (4)	15,000	33,000

Total	$32,229,000	$36,049,100

(1)	Audit fees include audits of consolidated financial statements, reviews of unaudited quarterly financial statements and services that are normally provided by independent auditors in connection with statutory and regulatory filings.

(2)	Audit related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include audits of employee benefit plans, accounting consultations, and other services in connection with regulatory reporting requirements.

(3)	Tax services principally include consultation in connection with tax compliance, tax consultations and tax planning.

(4)	All other fees include licenses to technical accounting research software.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

Currently, the Audit Committee (the “Committee”) consists of Messrs. J. Terry Strange (Chair), Wolfgang Kemna and Albert L. Lord. The Board of Directors has determined that Mr. Strange is an audit committee financial expert. The Committee operates under a written charter adopted by the Board of Directors.

The Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee, among other purposes and responsibilities required by applicable law and the NYSE listing standards, serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems; serves as the sole authority to which the independent registered public accounting firm is accountable, and has the sole authority and responsibility to appoint, compensate and retain the independent registered public accounting firm; serves as the ultimate authority to which the internal auditing function (“Internal Audit”) is accountable; monitors the qualification, independence and performance of the independent registered public accounting firm and Internal Audit, including reviewing their audit efforts; provides an open avenue of communication among the independent registered public accounting firm, financial and senior management, Internal Audit, and the Board; assists in the Board’s oversight of the Company’s compliance with legal and regulatory requirements and prepares a report for inclusion in the Company’s annual proxy statement.

REVIEW OF THE COMPANY’S AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2006

The Committee reviewed the audited financial statements of the Company for the year ended December 31, 2006 and discussed the audited financial statements with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2006. The Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to the independence of PricewaterhouseCoopers LLP. The Committee has discussed the independence of PricewaterhouseCoopers LLP with PricewaterhouseCoopers LLP.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

J. Terry Strange, Chair
Wolfgang Kemna
Albert L. Lord

COMPENSATION DISCUSSION AND ANALYSIS

The success of our business largely depends on our ability to attract, retain and motivate qualified employees, particularly professionals with the advanced information technology skills necessary to perform the services we offer. Our management and the Compensation Committee of our Board of Directors devote a significant amount of time and attention to addressing the compensation of our professionals. Our Compensation Committee has the authority to determine the compensation for our executive officers, including making individual compensation decisions, and reviewing and structuring the compensation programs applicable to our executive officers. Our executive officers are our Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel and Secretary. This compensation discussion and analysis provides perspective on our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our other executive officers. We believe that an understanding of our approach to managing director compensation generally is useful to an understanding of our business model and our particular compensation practices as it relates to our executive officers. For additional information, see Item 1, “Business—Employees,” Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Business—Priorities for 2007 and Beyond” of our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 (the “Form 10-K”) and our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, and “—Managing Director Compensation Plan.”

Overall Compensation Philosophy and Objectives

Overall, our compensation philosophy is to enhance corporate performance and stockholder value by aligning the financial interests of our managing directors, including our executive officers, with those of our stockholders. We strive to implement this philosophy by tying a significant portion of our managing directors’ compensation to our financial performance.

We design our compensation programs to:

•	attract and retain the best possible talent;

•	motivate our people’s efforts to achieve long-term positive returns for our stockholders;

•	increase the use of performance and equity-based awards;

•	communicate metrics to influence employee performance and accountability;

•	provide for cash and long-term incentive compensation at levels that are competitive with companies within our industry (targeting to remain around the 50th percentile); and

•	recognize outstanding individual performance.

How Compensation is Determined

Mix of Total Compensation.  Our Compensation Committee and management collaborate to determine the mix of compensation for our employees, both among short and long-term compensation and cash and non-cash compensation. Our management team establishes and recommends cash compensation for all of our employees, including our executive officers. Our Compensation Committee reviews management’s recommendations of guidelines for salary and cash bonus increases for our employees, determines cash compensation for our executive officers, and establishes guidelines and structures for the issuance of equity-based compensation so as to establish the mix of total compensation for our employees.

In the past, our business model rewarded revenue growth and utilization; however, in 2006, management and our Compensation Committee changed this approach, to emphasize profitability and individual performance in establishing the mix of total compensation to be paid to our executive officers.

Market Benchmarking.  The Compensation Committee reviews and considers peer benchmarking information in determining the mix or relationship of compensation elements for our executive officers.

We target total compensation for our executive officers to be consistent with peer companies performing at comparable levels. To evaluate the reasonableness and competitiveness of our compensation, we obtain information on market pay levels from various sources, including nationally recognized compensation surveys, SEC filings of selected, publicly-traded benchmark companies and first-hand experience obtained from the marketplace in hiring employees. In addition, we typically engage a consultant to gather information on pay levels and practices for a group of comparable management and technology consulting companies based in the United States. For each comparable company, the Compensation Committee’s consultant collects information regarding total compensation levels for executive officers (including base salary, annual bonus, long-term incentives and other compensation) and other related items. The Compensation Committee’s consultant summarizes and reviews this information, as well as information from leading published compensation surveys, with the Compensation Committee.

Role of Compensation Committee and Management in Executive Officer Compensation Decisions.  The Compensation Committee evaluates the performance of our executive officers and approves their annual compensation, including salary, bonus, incentive and equity compensation. The Compensation Committee takes into consideration management’s recommendations for the total compensation of our executive officers. For our executive officers, the Compensation Committee generally considers the Company’s performance within our industry, the challenges we continue to face in improving our business operations, as well as each individual’s current contribution and expected future contribution to our performance. The Chief Executive Officer meets with the Compensation Committee to discuss the performance review for each executive officer (other than himself) and to make compensation recommendations. The Chairman of the Board participates in the review and discussion of the Chief Executive Officer’s compensation. The Compensation Committee considers these views when making its compensation determinations, as well as an analysis of short-term and long-term compensation prepared by its outside consultant that compares the individual’s compensation for the prior two years, evaluates the compensation recommendations made by management and provides a market analysis comparing these compensation amounts to a group of peer companies. In making compensation decisions, the Compensation Committee also considers the results of the “360 degree” performance review process we have implemented, which is intended to broaden the scope of our review process for managing directors and allows peers and direct and indirect reports to review and assess the performance of our managing directors, including our executive officers.

Management Team Employment Agreements.  Since November 2004, there have been significant changes to our executive management team as a result of the issues related to our North American financial reporting systems, internal controls, various ongoing investigations and related litigation. During the past two years, the Compensation Committee and management have devoted a significant amount of time to attract highly motivated and experienced individuals to comprise our new executive management team and to provide leadership to the Company. In 2005 and 2006, the Board of Directors appointed a new Chief Executive Officer, Chief Financial Officer and General Counsel, and, in 2007, the Board appointed a new Chief Operating Officer. We entered into written employment agreements with Mr. You, our Chief Executive Officer, Ms. Ethell, our Chief Financial Officer, Mr. Lutz, our General Counsel and Secretary and Mr. Harbach, our Chief Operating Officer. Prior to agreeing upon the compensation terms of these employment agreements, the Compensation Committee took into consideration competitive market compensation information based upon peer group data and the data of companies with a similar market capitalization. Furthermore, it was necessary to compensate Mr. You, Ms. Ethell and Mr. Lutz with additional equity grants and other signing bonus payments to offset compensation that would have been earned or benefits that would have been received by such individuals had they remained with their previous employers.

Equity Compensation Programs

In connection with our 2006 Annual Meeting of Stockholders, our Board of Directors included a proposal to amend the LTIP to, among other things, provide for a 25 million share increase in the number of shares authorized for equity awards made under the LTIP. In soliciting proxies from our largest stockholders, we informed our stockholders that the increased share capacity would be used to implement a new equity-based retention strategy for 2007, under which awards would vest over several years and be subject to performance-based vesting criteria. Our management and the Compensation Committee made this recommendation because they realized that (1) approximately 70% of the RSUs we issued in 2005 would vest by January 1, 2007 and (2) the number of shares available under our LTIP would not allow us to issue substantial amounts of equity in the near future. Furthermore, because most of our outstanding stock option awards were granted before 2005, we believed those stock options had limited retentive value since they were granted with exercise prices that were still above our common stock’s current stock price. We believe that performance-based equity is viewed more favorably than RSUs by our stockholders because vesting is conditioned upon performance criteria that can be objectively measured rather than mere continuation of employment. Our stockholders approved the LTIP amendments on December 14, 2006.

Generally, we do not expect the Compensation Committee to make any additional grants of RSUs or PSUs to our executive officers through the end of 2009. Until that time, we expect that any bonus compensation earned by our executive officers will be paid in cash.

PSU Program.  In February 2007, the Compensation Committee adopted a performance share unit (“PSU”) program for the Company’s highest-performing managing directors and senior managers, including our executive officers. The PSU program was implemented recognizing that: (i) we had achieved some important milestones in our efforts to become timely in our SEC periodic filings; (ii) we were beginning to achieve a level of operational stability under the direction and guidance of our new executive management team; and (iii) our managing directors had demonstrated their ability to maintain our core business under adverse conditions. As a result, management and the Compensation Committee determined that the PSUs should be structured with a view to promoting longer-term retention. The Compensation Committee concluded that the greatest retentive potential would be achieved if the PSUs were initially granted as large, three-year cliff vesting awards rather than in smaller increments with shorter vesting periods. To ensure that vesting of the PSUs was sufficiently tied to Company performance, the vesting of the PSUs was tied to achievement of performance targets of both minimum growth in consolidated business unit contribution (“CBUC”), defined as (i) consolidated net revenue less (ii) professional compensation, other costs of service and sales, general and administrative expense (excluding stock compensation expense, bonus expense, interest expense and infrastructure expense) and total shareholder return. CBUC was selected as a performance metric that we believe demonstrates the core growth of each of our industry groups. In addition, total shareholder return was selected as a “best practice” performance metric that we believe is a measure important to our stockholders. In determining the thresholds for these performance targets, the Compensation Committee selected target levels that, in its estimation, would require Company growth, yet also be reasonably achievable to encourage and incent our employees to perform. For additional information on the PSU Program, see Item 7, “Management’s Discussion and Analysis of Financial

Condition and Results of Operations—Principal Business Priorities for 2007 and Beyond” to the Form 10-K.

Restricted Stock Units (“RSUs”).  We will continue to grant RSUs for various purposes, including as awards granted in connection with promotions and, when we have become current in our SEC periodic reports, as part of developing attractive employment offers for new recruits. The vesting of these RSUs continues to be time-based, either with a three-year cliff vesting provision or vesting ratably over four years. By comparison, we expect that future RSUs granted to our executive officers, if any, will include performance-based vesting requirements. While we may incrementally increase the relative proportion of variable compensation of our executive officers through RSU grants, we currently expect that through 2009, the predominant source of equity awards held by our executive officers will be derived from PSUs.

While we have maintained parity with our major competitors on base cash compensation for our executive officers, relevant market data indicates that we continue to lag behind our competitors in the categories of cash incentive and long-term, equity incentive compensation. We believe the issuance of PSU awards help to balance the mix of fixed and variable compensation of our executive officers, aligning us more closely with the compensation structures offered by our competitors.

Principal Components of Executive Officer Compensation

The principal elements of our executive officer compensation program consist of base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of grants of stock-based awards. We also provide deferred compensation plans, health and welfare (including medical), retirement and other perquisites and benefits to our executive officers generally available to our other employees.

In determining 2006 compensation, we did not engage an outside consultant to assist the Compensation Committee. Compensation determinations, however, were based in part upon compensation information about executive officers at other systems integration and consulting firms gathered by Watson Wyatt Worldwide. In 2006 and 2007, we engaged Towers Perrin as our compensation consultant to prepare compensation analyses of our executive officers, provide market data information used to determine the payment of 2006 bonuses and 2007 compensation and provide guidance on our long-term compensation strategies, including the structuring of our PSU program.

Fixed Compensation

Base Salaries.  Base salaries for our executive officers are determined by evaluating the responsibilities of the position held, the experience and performance of the individual and market information comparing such salaries to the competitive marketplace for executive talent, with emphasis on our primary competitors in the management and technology consulting industry. The Compensation Committee considers salary adjustments based upon the recommendation of the Chief Executive Officer (other than with respect to his salary), the Compensation Committee’s evaluation of Company performance and the performance of the executive officer, taking into account any additional or new responsibilities assumed by the individual executive officer in connection with promotions or organizational changes. Salary represents a smaller percentage of total compensation for our executive officers than for our less senior managing directors, with a greater percentage of the executive officers’ compensation being tied to performance and our share price.

Determination of 2006 Base Salaries.  The employment agreements that we entered into with Mr. You, Ms. Ethell and Mr. Lutz provided for their respective base annual salaries during 2006, as reflected in the “Summary Compensation Table” on page 23. Pursuant to their employment agreements

(entered into in 2005), base salary for each of Mr. You and Ms. Ethell was unchanged from 2005 to 2006. Mr. McGeary and Mr. Roberts do not have specific employment agreements with the Company.

For 2006, the Compensation Committee approved a base salary for Mr. McGeary in the range of $650,000 to $750,000, and delegated its authority to the Chief Executive Officer to make the final determination of his base salary. Our Chief Executive Officer determined that Mr. McGeary’s base salary for 2006 should be $650,000, based on Mr. McGeary’s active involvement with the Board, his contributions as Chief Executive Officer of the Company in 2005, which included the hiring of the new executive management team and his participation in employee roadshows and other communications intended to maintain employee morale and address employee attrition.

In determining Mr. Robert’s base salary for 2006, the Compensation Committee considered various factors, such as Mr. Robert’s willingness to assume the role of Chief Operating Officer in 2005, the time and effort he spent assisting Mr. You in his new role as Chief Executive Officer, his efforts in addressing morale within the Finance team and helping to abate attrition and his contributions to our Managing Director Compensation Committee.

Variable Compensation

Annual Incentive Bonus.  Generally, our executive officers would be eligible to receive annual incentive bonuses pursuant to our MD Compensation Plan, under the same terms and conditions applicable to the Company’s managing directors. However, currently, the Compensation Committee determines the target bonus amounts for Mr. You, Ms. Ethell and Mr. Lutz generally in accordance with the terms of their employment agreements. Any such bonuses paid to our executive officers are paid in lieu of MD Compensation Plan amounts. During 2006, we paid the annual bonuses set forth in the “Summary Compensation Table” on page 23. Bonuses earned for performance during one year are paid in the following year.

Determination of 2006 Annual Incentive Bonuses.  In 2006, the Compensation Committee determined to award Mr. You, Mr. McGeary and Mr. Roberts cash bonuses equal to 7.8% of their base salaries, which was the percentage applied to determine cash bonuses for each managing director who achieved a “meets expectations” rating for 2006 performance. Although Mr. You was eligible to receive up to 100% of his bonus salary as set forth in his employment agreement, Mr. You and the Compensation Committee agreed that it was appropriate to alter the basis for determining his bonus compensation for 2006. In addition to the cash bonus, the Compensation Committee made conditional RSU awards to Mr. You and Mr. McGeary that would vest based on their achievement of certain performance targets. The stipulated performance targets were not achieved and these awards were not granted. However, for a discussion of a smaller, subsequent award that was made to Mr. You, see “2006 Long-Term Incentive Compensation” below. For 2006, the Compensation Committee determined to award Mr. Lutz a cash bonus equal to 100% of his base salary (although he was paid a pro rated amount, since his employment with the Company started in March 2006). With regards to Ms. Ethell, the Compensation Committee initially determined to award her a cash bonus equal to 60% of her base salary. In August 2007, the Compensation Committee reconsidered Ms. Ethell’s 2006 compensation in light of additional information received regarding her 2006 performance and determined to pay Ms. Ethell an additional $200,000 for 2006.

The Compensation Committee’s determinations of cash bonuses awarded to our executive officers in 2006, as well as determinations of 2007 compensation, were based in part on the following considerations:

Harry L. You	•	outstanding feedback in the “360 degree” peer review process
	•	successful motivation of the Company’s managing directors to drive Company performance
	•	progress made and left to be achieved with respect to the Company’s SEC filing status
	•	evaluations by Board members
Roderick C. McGeary	•	time dedicated to Board of the Directors and effectiveness in fulfilling Chairman role; liaison role between management and the Board
	•	management roles and responsibilities, in addition to Board role
	•	executive sponsor of the Company’s transition to new financial reporting systems
	•	executive management role in addressing contractual or engagement relationship issues
Judy A. Ethell	•	development of Finance leadership team
	•	responsibilities related to development of financial reporting systems
	•	oversight of internal audit, internal controls and Sarbanes-Oxley efforts
	•	progress achieved and remaining to be achieved with respect to the filing of the Company’s SEC periodic reports
	•	expanded responsibilities as Chief Financial Officer
Laurent C. Lutz	•	restructuring of the Legal department
	•	stewardship of key external constituencies—e.g., SEC, New York Stock Exchange, insurers
	•	creation and implementation of compliance function
	•	success in managing and resolving various disputes and lawsuits
	•	level of contribution in Board of Directors and committee meetings
	•	implementation and oversight of improved disclosure controls
Richard J. Roberts	•	individual performance rating among managing directors
	•	leadership role within the Public Services business unit

Long-Term Incentive Compensation

2006 Long-Term Incentive Compensation.  In addition to their annual cash incentive bonuses, Mr. You and McGeary received grants of RSUs in connection with their 2006 performance. When the Compensation Committee determined Mr. You’s 2006 base compensation, the Compensation Committee also decided that to incent Mr. You’s performance, it would make a conditional grant of RSUs to Mr. You at the end of 2006 if Mr. You achieved certain performance milestones. Mr. You was eligible to receive a grant of 187,500 RSUs, to vest 25% on the grant date and 25% annually over the next three years, subject to the achievement of Company performance milestones for 2006. In early 2007, the Compensation Committee determined that these milestones had not been achieved, and as a result, these RSUs were not granted. The Compensation Committee did acknowledge, however, that Mr. You had made substantial contributions to the Company in 2006 (as set forth above) and, as a result, the Compensation Committee decided to make a smaller award of 72,992 RSUs to Mr. You, as bonus compensation for his performance.

In evaluating Mr. McGeary’s compensation for 2006, the Compensation Committee considered market data indicating that while Mr. McGeary’s cash compensation was commensurate for his position and responsibilities, his long-term incentive compensation was lower than market. Based on the factors set forth above, as well as an analysis of the mix of Mr. McGeary’s fixed and variable compensation, the Compensation Committee determined that it would increase Mr. McGeary’s long-term compensation. As a result, Mr. McGeary was granted 29,197 RSUs on February 12, 2007.

None of our executive officers received equity grants in 2006 as part of their compensation for 2006. Several of our executive officers, however, received equity grants for reasons other than as part of their 2006 compensation. For an explanation of these grants, please see the “Summary Compensation Table” on page 23.

On April 20, 2005, pursuant to Regulation BTR, the Company announced there would be a blackout period under the Company’s 401(k) Plan. Because of the blackout period, the Company was unable to issue equity awards to its executive officers prior to September 14, 2006. The Company’s 401(k) Plan was subsequently amended to permanently prohibit participant purchases and Company contributions of its common stock under the 401(k) Plan and as a result of this action, the blackout period under the 401(k) Plan ended, effective as of September 14, 2006 and the Company was again able to make equity-based awards to its executive officers.

To date, we have not instituted any equity ownership requirements for our executive officers. We did not consider any such policy in 2006 due to the Regulation BTR blackout mentioned above, as well as the complexities and risks associated with open-market purchases of our common stock by our executive officers while we are not current in our SEC periodic filings. We expect to consider an equity ownership policy once we have become current in our SEC periodic filings.

2007 Compensation

Base Salary.  In determining 2007 compensation, management and the Compensation Committee agreed that the executive officers would receive the standard 4% increase in base compensation provided to all the Company’s other managing directors in 2007. The Compensation Committee approved the following 2007 salaries for our executive officers:

Base Salary
Name	for 2007

Harry L. You	$780,000
Roderick C. McGeary	676,000
Judy A. Ethell	520,000
Laurent C. Lutz	520,000

In January 2007, Mr. Harbach was appointed as our Chief Operating Officer, replacing Mr. Roberts as an executive officer of the Company. Mr. Harbach’s base salary for 2007, set forth in his employment agreement with the Company, is $700,000.

Bonus Compensation.

On August 2, 2007, the Compensation Committee approved 2007 performance goals and target bonus compensation for Messrs. You and McGeary. Mr. You’s target bonus compensation was set at $780,000 (in accordance with the terms of his employment agreement), and Mr. McGeary’s target bonus compensation was set at $405,600. The percentage of each target bonus amount to be earned will depend upon the achievement of Company-based performance goals, which were agreed to by each of Messrs. You and McGeary.

No target bonus compensation will be earned unless the Company achieves both of the following milestones: (1) the Company must be current in its SEC periodic reports at December 31, 2007; and (2) the Company must achieve a minimum of 90% of the average of (a) an established gross profit target and (b) an established earnings before interest and taxes (“EBIT”) target.

If the two threshold milestones are achieved, then the percentage of the bonus earned by each of Messrs. You and McGeary will be 50% of such executive officer’s target bonus compensation. In addition, for each percentage point by which the average of the Company’s actual gross profit and EBIT exceeds the 90% minimum target amount, an additional 5% of such executive officer’s target bonus compensation will be earned.

In addition, if 100% of target bonus compensation is achieved, Messrs. You and McGeary will be entitled to receive an additional bonus based solely on the Company’s EBIT performance. For each $1 million by which the Company’s actual EBIT for 2007 exceeds 100% of the established EBIT target, an additional 1% of target bonus compensation will be earned. Any additional bonus earned may be paid in cash, restricted stock units or such other form of equity that the Compensation Committee determines is appropriate.

Bonus compensation for Ms. Ethell and Messrs. Harbach and Lutz for 2007 is governed by the terms of each executive officer’s employment agreement. For each of these executive officers, target bonus compensation in any given year is equal to 100% of the executive officer’s base compensation for that year. Ms. Ethell and Messrs. Harbach and Lutz have been informed that the performance milestones to be determined under their employment agreements for 2007 bonus compensation will be based upon and allocated between the achievement of both Company-based and individual-based performance milestones. The Company-based milestones are identical to the milestones that apply to Messrs. You and McGeary, as set forth above, and constitute 75% of the individual’s target bonus amount. Individual milestones will be established between the individual and the Chief Executive Officer, and will constitute 25% of the individual’s target bonus amount.

In setting the Company-based milestones described above, the Compensation Committee had two objectives. The first objective was to link bonus compensation to Company-based financial targets prepared by management and communicated to the Board of Directors as reasonably achievable for 2007. The second objective was to incent its executive management team to drive Company performance to achieve these Company-based targets.

PSU Awards.  As part of our 2007 compensation program, the Compensation Committee approved in March 2007 the issuance of PSU awards to our executive officers. The Compensation Committee determined the amount of each PSU award granted to our executive officers by reviewing each executive officer’s individual performance and responsibilities and roles within the Company and by assessing and comparing the executive officer’s total compensation, including previously granted incentive awards and the balance of fixed and variable compensation, with competitive market data provided by Towers Perrin. PSU awards were granted to the following individuals:

Total Number
of
Name	PSUs Granted (1)

Harry L. You	959,079
Roderick C. McGeary	255,754
Judy A. Ethell	306,905
Laurent C. Lutz	383,632

(1)	The PSUs will vest on December 31, 2009 if two performance-based metrics are achieved for the performance period beginning on February 2, 2007 and ending on December 31, 2009. The Company must first achieve a compounded average annual growth target in consolidated business unit contribution. Then, depending on the Company’s total shareholder return relative to those companies that comprise the S&P 500, the percentage of PSU awards that vest will vary from 0% to 250%. The “Total Number of PSUs Granted” assumes that 100% of the PSU awards vest.

Mr. Harbach did not receive a PSU award since he received a grant of 888,325 RSUs on January 8, 2007 as part of his employment arrangement with the Company.

Other Compensation

Deferred Compensation Plans.  We have a “Deferred Compensation Plan” and a “Managing Directors Deferred Compensation Plan.” The two plans are substantially identical and permit a select group of management and highly compensated employees to accumulate additional income for retirement and other personal financial goals by making elective deferrals of compensation to which they will become entitled to in the future. Our deferred compensation plans are nonqualified and unfunded, and participants are unsecured general creditors of the Company as to their accounts. Managing directors, including our executive officers, and other highly compensated executives selected by the plans’ administrative committee are eligible to participate in the plans. None of our executive officers have participated in our deferred compensation plans.

Other Benefits.  We offer a variety of health and welfare and retirement programs to all eligible employees. Our executive officers are generally eligible for the same health and welfare programs on the same basis as our other employees. Our retirement program for U.S. employees consists of a 401(k) program, in which executive officers participate on the same terms and conditions as other eligible employees. We match the individual employee’s contribution to the program of 25% of the first 6% of pre-tax eligible compensation contributed to the plan, and, at our discretion, may make additional discretionary contributions of up to 25% of the first 6% of pre-tax eligible compensation contributed to the plan. Employee contributions to the 401(k) program for our executive officers, as well as other more highly compensated employees, are limited by federal law. We have not made up for the impact of these statutory limitations on named executives through any type of nonqualified deferred compensation or other program.

Perquisites and Other Compensation.  In general, we have historically avoided the use of perquisites and other types of non-cash benefits for executive officers and expect this policy to continue. Certain of our executive officers have received perquisites such as reimbursements of moving expenses and legal fees and gross-up payments in connection with the same as set forth in their respective employment agreements.

Regulatory Considerations

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our executive officers to the extent it is not considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices to facilitate compliance with Section 162(m) of the Internal Revenue Code. It is intended that awards granted under the LTIP to such persons will qualify as performance-based compensation within the meaning of Section 162(m) and regulations under that section.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. In accordance with recent IRS guidance interpreting Section 409A, the LTIP will be administered in a manner that is in good faith compliance with Section 409A. The Board intends that any awards under the LTIP satisfy the applicable requirements of Section 409A.

Generally, Section 409A is inapplicable to incentive stock options and restricted stock and also to nonqualified stock options so long as the exercise price for the nonqualified option may never be less than the fair market value of the common stock on the date of grant.

In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results including the impact of SFAS 123(R) which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. SFAS 123(R) was a consideration in adopting restricted stock units as a long-term equity incentive.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with the Company’s management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Douglas C. Allred (Chair)
Betsy J. Bernard
Jill S. Kanin-Lovers*
J. Terry Strange**

*Member of the Compensation Committee
since May 10, 2007

**Member of the Compensation Committee
during 2006 and through June 18, 2007

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The Summary Compensation Table below sets forth information concerning all compensation for services in all capacities to the Company for 2006 of those persons who were the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company for 2006 (“named executive officers”).

Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($) (1)	($) (1)	($) (2)	($) (2)	($)	($)	($)

Harry L. You (3)	2006	750,000	58,500	938,900	2,519,300	—	331,828	4,598,528
Chief Executive Officer
Roderick C. McGeary	2006	662,640	50,712	250,000	263,732	—	—	1,227,084
Chairman of the Board
Judy A. Ethell (4)	2006	500,000	500,000	690,700	1,131,000	—	3,797	2,825,497
Chief Financial Officer
Laurent C. Lutz (5)	2006	411,059	1,311,059	—	—	525,000	78,431	2,325,549
General Counsel and Secretary
Richard J. Roberts (6)	2006	650,000	50,700	855,400	332,160	—	3,977	1,892,237
Chief Operating Officer

(1)	Unless otherwise noted, “Bonus” amounts consist of performance-based cash bonuses accrued in the fiscal year for which the bonus has been earned. We have entered into employment agreements with Mr. You, Ms. Ethell and Mr. Lutz that set forth the terms of their compensation.

(2)	Unless otherwise noted, stock awards, which consist of RSUs, and stock options were granted in accordance with our LTIP. If dividends are declared on our common stock while any RSUs are outstanding, the number of shares to be granted upon settlement of the RSUs will be adjusted to reflect the payment of such dividends. Amounts reflected in the table as 2006 compensation reflect the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with SFAS 123(R) for equity award expense. For additional information about 2006 awards of RSUs, stock options, and other non-equity incentive plan compensation, see “—Grants of Plan-Based Awards.”

(3)	Mr. You’s “All Other Compensation” includes reimbursements of $259,568 for costs related to the sale of his residences, $17,117 in commuting expenses, $51,532 in tax equalization payments with respect to the reimbursement of moving expenses and certain state taxes paid by Mr. You, $2,361 in personal travel expenses and $1,250 in Company matching contributions under our 401(k) Plan.

(4)	On October 3, 2006, we entered into a letter agreement with Ms. Ethell relating to the rescission and replacement of certain grants of nonqualified stock options and RSUs made to her in July 2005 in connection with her employment with the Company. On July 1, 2005, Ms. Ethell received a grant for 292,000 RSUs and a stock option grant to purchase 600,000 shares of common stock (collectively, the “2005 Awards”). The 2005 Awards were intended to be of effect only after the Company had become current in its SEC periodic filings; however, we reconsidered the rationale behind this approach and as a result, we canceled the 2005 Awards and made subsequent replacement grants to Ms. Ethell, effective as of September 19, 2006 (the “2006 Awards”). The 2006 Awards consist of: (a) stock options to purchase up to 600,000 shares of our common stock, of which 25% vested upon grant, and, subject to achievement of certain performance criteria, 25% will vest on July 1 in each of 2007 through 2009, (b) 292,000 RSUs, of which 204,400 vested on date of grant, and, subject, to achievement of certain performance criteria, an additional 29,200 will vest on July 1 in each of 2007 through 2009, and (c) 94,000 RSUs, of which 25% vested on date of grant, and subject to achievement of certain performance criteria, 25% will vest on July 1 in each of 2007 through 2009. With respect to Ms. Ethell’s 2006 bonus compensation, the Compensation Committee initially determined to award her a cash bonus equal to 60% of her base salary. In August 2007, the Compensation Committee reconsidered Ms. Ethell’s 2006 compensation in light of additional information received regarding her 2006 performance and determined to pay Ms. Ethell an additional $200,000 for 2006.

(5)	Mr. Lutz’s annual base salary for 2006 was $500,000. The amount reported as Mr. Lutz’s salary is the amount actually paid in 2006. Mr. Lutz’s 2006 bonus compensation consists of a $900,000 signing bonus and $411,059 of bonus compensation (pro rated, based on an annual performance bonus of $500,000). Mr. Lutz’s 2006 non-equity incentive plan compensation is more fully described under “—Grants of Plan-Based Awards.” Mr. Lutz’s “All Other Compensation” consists of $41,587 in legal fees paid on Mr. Lutz’s behalf in connection with the negotiation of his employment arrangements with the Company, reimbursement of $36,844 in tax equalization payments with respect to the reimbursement of legal fees and certain state taxes paid by Mr. Lutz.

(6)	Effective as of January 8, 2007, Mr. Roberts no longer serves as our Chief Operating Officer in connection with the appointment of F. Edwin Harbach as our President and Chief Operating Officer.

Grants of Plan-Based Awards

The following table provides information relating to equity awards made in 2006 to our named executive officers. All of the following awards that relate to our common stock were made pursuant to our LTIP.

											Grant
										Exercise	Date Fair
										Price of	Value of
		Estimated Future Payouts Under				Estimated Future Payouts Under				Option	Stock and
	Grant	Non-Equity Incentive Plan Awards				Equity Incentive Plan Awards				Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)		($/Sh)	Awards

Harry L. You	—	—	—	—		—	—	—		—	—
Roderick C. McGeary (1)	9/25/2006	—	—	—		—	—	29,411		—	$249,994
Judy A. Ethell (2)	9/19/2006	—	—	—		—	—	600,000		$8.70	2,883,600
	9/19/2006	—	—	—		—	—	292,000		—	2,540,400
	9/19/2006	—	—	—		—	—	94,000		—	817,800
Laurent C. Lutz (3)	2/27/2006	—	—	$1,750,000	(3)	—	—	—	(3)	—	—
Richard J. Roberts (4)	9/25/2006	—	—	—		—	—	77,343		—	657,416
	9/25/2006	—	—	—		—	—	93,177		—	792,005

(1)	Mr. McGeary was granted 29,411 RSUs that vest 25% on January 1 in each of 2007 through 2010.

(2)	Ms. Ethell was granted the following awards: (a) stock options to purchase up to 600,000 shares of our common stock, of which 25% vested upon grant, and, subject to achievement of certain performance criteria, 25% will vest on July 1 in each of 2007 through 2009, (b) 292,000 RSUs, of which 204,400 vested on date of grant, and, subject, to achievement of certain performance criteria, an additional 29,200 will vest on July 1 in each of 2007 through 2009, and (c) 94,000 RSUs, of which 25% vested on date of grant, and subject to achievement of certain performance criteria, 25% will vest on July 1 in each of 2007 through 2009. These grants were made pursuant to a letter agreement between the Company and Ms. Ethell, effective as of October 3, 2006, and replaced grants made to Ms. Ethell in 2005 in connection with her employment with the Company. The 2005 Awards were intended to be modified to be of effect only after the Company had become current on its SEC periodic filings, however, the rationale behind this approach was reconsidered by the Company. As a result, the 2005 Awards were canceled and the Compensation Committee approved these subsequent grants to Ms. Ethell, effective as of September 19, 2006.

(3)	Mr. Lutz was granted the following: on the earlier of (i) the date an effective registration statement on Form S-8 is filed or is on file and (ii) the date, if any, we cease to be a reporting company under the Exchange Act, a grant of RSUs having an aggregate value of $1.75 million; provided, however, if RSUs have not yet been granted, subject to certain conditions, Mr. Lutz will receive cash payments (which will reduce the value of any RSUs to be granted) of $525,000 on July 1, 2006, $525,000 on June 30, 2007 and $175,000 on December 31 in each of 2007 through 2010.

(4)	Mr. Roberts was granted the following awards: (a) 77,343 RSUs, all of which vested on September 25, 2006, and (b) 93,177 RSUs that vest 25% on January 1 in each of 2007 through 2010.

Outstanding Equity Awards at Fiscal Year-End (December 31, 2006)

The following table provides information regarding the value of all unexercised options and unvested restricted stock units previously awarded to our named executives as of December 31, 2006.

	Option Awards							Stock Awards
												Equity
												Incentive
												Plan Awards:
					Equity						Equity	Market
					Incentive						Incentive	or Payout
					Plan Awards:					Market	Plan Awards:	Value of
	Number of		Number of		Number of			Number of		Value of	Number of	Unearned
	Securities		Securities		Securities			Shares or		Shares or	Unearned Shares,	Shares,
	Underlying		Underlying		Underlying			Units of		Units of	Units or	Units or
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That		Stock That	Other Rights	Other Rights
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have not		Have not	That Have	That Have
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	not Vested (#)	not Vested (#)

Harry L. You	500,000	(1)	1,500,000	(1)	—	$7.55	3/18/2015	750,000	(2)	$5,902,500	—	—
Roderick C. McGeary	7,928		—		—	55.50	6/30/2010	29,411	(3)	231,465	—	—
	15,000		—		—	16.38	4/24/2011	—		—	—	—
	450,000		—		—	9.00	11/19/2014	—		—	—	—
Judy A. Ethell	150,000	(4)	450,000	(4)	—	8.70	9/19/2016	87,600	(4)	689,412	—	—
								70,500	(4)	554,835	—	—
Laurent C. Lutz (5)	—		—		—	—	—	—		—	—	—
Richard J. Roberts	11,892		—		—	18.00	7/31/2010	93,177	(6)	733,303	—	—
	53,205		—		—	18.00	2/8/2011	—		—	—	—
	50,000		—		—	13.30	7/24/2011	—		—	—	—
	11,611		—		—	11.01	9/3/2012	—		—	—	—
	70,000		—		—	10.01	9/3/2012	—		—	—	—
	125,000		—		—	8.19	8/28/2013	—		—	—	—
	40,000	(7)	20,000	(7)	—	9.15	10/4/2014	—		—	—	—

(1)	Mr. You was granted stock options to purchase up to 2,000,000 shares of our common stock, which options vest 25% on March 18 in each of 2006 through 2009.

(2)	Mr. You was granted 750,000 RSUs, of which 62,500 RSUs vested on March 21, 2007, 125,000 RSUs vest on March 21, 2008, 187,500 RSUs vest on March 21 in each of 2009 and 2010, 125,000 RSUs vest on March 21, 2011 and 62,500 RSUs vest on March 21, 2012.

(3)	Mr. McGeary was granted 29,411 RSUs that vest 25% on January 1 in each of 2007 through 2010.

(4)	Ms. Ethell was granted stock options to purchase up to 600,000 shares of our common stock, of which 25% vested upon grant (September 19, 2006), and, subject to achievement of certain performance criteria, 25% will vest on July 1 in each of 2007 through 2009. In addition, Ms. Ethell was granted (i) 292,000 RSUs, of which 204,400 vested on date of grant (September 19, 2006), and, subject to achievement of certain performance criteria, an additional 29,200 will vest on July 1 in each of 2007 through 2009; and (ii) 94,000 RSUs, of which 25% vested on date of grant (September 19, 2006), and subject to achievement of certain performance criteria, 25% will vest on July 1 in each of 2007 through 2009. These grants were made in connection with the rescission and replacement of the 2005 Awards. For additional information, see footnote 4 of the “Summary Compensation Table” on page 23.

(5)	From April 20, 2005 through September 14, 2006, pursuant to Regulation BTR, we announced there would be a blackout period under our 401(k) plan. Due to existence of the blackout period, we were unable to make issuances of equity awards to its executive officers. In connection with his employment, Mr. Lutz was granted the following: on the earlier of (i) the date an effective registration statement on Form S-8 is filed or is on file and (ii) the date, if any, we cease to be a reporting company under the Exchange Act, a grant of RSUs having an aggregate value of $1.75 million; provided, however, if RSUs have not yet been granted, subject to certain conditions, Mr. Lutz will receive cash payments (which will reduce the value of any RSUs to be granted) of $525,000 on July 1, 2006, $525,000 on June 30, 2007 and $175,000 on December 31 in each of 2007 through 2010.

(6)	Mr. Roberts was granted 93,177 RSUs that vest 25% on January 1 in each of 2007 through 2010.

(7)	Mr. Roberts was granted stock options to purchase up to 60,000 shares of our common stock. The stock options vest as follows: 1/3 on October 4 in each of 2005, 2006, and 2007.

Option Exercises and Stock Vested

The following table provides information with respect to restricted stock units and restricted stock that vested during 2006 with respect to our named executive officers. No options were exercised in 2006.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Harry L. You	—	—	—	—
Roderick C. McGeary	—	—	—	—
Judy A. Ethell	—	—	227,900	$1,982,730
Laurent C. Lutz	—	—	—	—
Richard J. Roberts	—	—	149,782	1,226,787

Pension Benefits

Our only retirement plan for our U.S.-based associates, including our named executive officers, is our 401(k) plan. We do not have a pension plan in which our named executive officers are eligible to participate.

Nonqualified Deferred Compensation Plans

We have a “Deferred Compensation Plan” and a “Managing Directors Deferred Compensation Plan,” which are designed to permit a select group of management and highly compensated employees who contribute materially to our continued growth, development and future business success to accumulate additional income for retirement and other personal financial goals through plans that enable the participants to make elective deferrals of compensation to which they will become entitled to in the future. Our deferred compensation plans are nonqualified and unfunded, and participants are unsecured general creditors of the Company as to their accounts. Our managing directors, including our Named Executive Officers, and other highly compensated executives selected by the plans’ administrative committee are eligible to participate in the plans. To date, none of our Named Executive Officers have participated in any of our deferred compensation plans.

Employment Agreements

Managing Director Agreements.  We have entered into a Managing Director Agreement (a “Managing Director Agreement”) with each of our approximately 650 managing directors, including our named executive officers. Pursuant to the Managing Director Agreement, we provide up to six months’ pay for certain terminations of employment by us. In addition, the Managing Director Agreement contains non-competition and non-solicitation provisions for a period of up to two years after such executive’s termination of employment or resignation.

Effective as of January 31, 2005, we and certain executive officers of the Company, including Richard J. Roberts, entered into an amendment to their Managing Director Agreements (the “Amendment”). Each Amendment provides that if within 18 months after the date of the Amendment we hire a new Chief Executive Officer other than Roderick C. McGeary and terminate, or constructively terminate, such Officer’s employment under certain circumstances (the “Triggering Event”), we will pay to such Officer a lump sum cash amount equal to the sum of such Officer’s current annual salary, earned and unused personal days and target incentive compensation pursuant to the terms of the incentive compensation plan then in effect. In addition, any unvested stock options that would have vested from the date of such Triggering Event through the next following anniversary date of the grant of such options will automatically vest. As of July 31, 2006, each of the Amendments had expired.

Employment Agreement for Harry L. You.  Effective March 21, 2005, we entered into the following arrangements with Harry L. You, our Chief Executive Officer:

•	Compensation. Information regarding Mr. You’s annual base and bonus compensation can be found in the “Summary Compensation Table” above. Information regarding equity awards issued to Mr. You pursuant to his employment arrangements are included under “Outstanding Equity Awards at Fiscal Year-End (December 31, 2006),” above.

•	Benefits/Long-Term Incentives. Mr. You is entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs, policies and arrangements generally provided to senior executives of the Company at a level commensurate with his position.

•	Relocation. Mr. You was reimbursed for reasonable relocation and transitional housing and travel expenses, including a tax gross-up payment to cover all applicable taxes, and the Company provided assistance in connection with the sale of his residences.

•	Indemnification. We agreed to indemnify Mr. You with respect to his activities on behalf of the Company, for any failure of the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other matters.

•	Termination Payments. Mr. You is entitled to certain termination payments under his employment agreement, which are described below under “—Potential Payments upon Termination or Change of Control.”

Employment Agreement for Judy A. Ethell.  Effective as of July 1, 2005, we entered into the following arrangements with Judy A. Ethell, our Chief Financial Officer—Finance:

•	Compensation. Information regarding Ms. Ethell’s annual base and bonus compensation can be found in the “Summary Compensation Table” above. Information regarding equity awards issued to Ms. Ethell pursuant to her employment arrangements are included under “Outstanding Equity Awards at Fiscal Year-End (December 31, 2006),” above.

•	Benefits/Long-Term Incentives. Ms. Ethell is entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs, policies and arrangements generally provided to senior executives of the Company at a level commensurate with her position.

•	Relocation. Ms. Ethell was reimbursed for reasonable relocation and transitional housing and travel expenses, including a tax gross-up payment to cover all applicable taxes, and the Company provided assistance in connection with the sale of her principal residence.

•	Indemnification. We agreed to indemnify Ms. Ethell with respect to her activities on behalf of the Company, for any failure of the Company to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other matters.

•	Termination Payments. Ms. Ethell is entitled to certain termination payments under her employment agreement, which are described below under “—Potential Payments upon Termination or Change of Control.”

Employment Agreement for Laurent C. Lutz.  Effective as of October 17, 2006, the Board determined that Laurent C. Lutz, our General Counsel and Secretary, was an executive officer of the

Company. Effective as of February 27, 2006, we had entered into the following arrangements with Mr. Lutz:

•	Compensation. Information regarding Mr. Lutz’s annual base and bonus compensation can be found in the “Summary Compensation Table” above. Information regarding non-equity incentive plan compensation awarded to Mr. Lutz are included under “Grants of Plan-Based Awards, above.”

•	Benefits/Long-Term Incentives. Mr. Lutz is entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs, policies and arrangements generally provided to senior executives of the Company at a level commensurate with his position.

•	Legal Fees. Mr. Lutz was reimbursed for reasonable legal fees in connection with the negotiation and drafting of his employment arrangements.

•	Indemnification. We agreed to indemnify Mr. Lutz in the event that any activity he undertakes on behalf of the Company is challenged as being in violation of any agreement he may have with a prior employer and for certain other matters. In addition, Mr. Lutz is entitled to receive a gross-up for any payment to him under any of his agreements that would be subject to a surtax imposed by Section 409A of the Internal Revenue Code or for any interest or penalties thereon.

•	Termination Payments. Mr. Lutz is entitled to certain termination payments under his employment agreement, which are described below under “—Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control

Severance Payments under Managing Director Agreements.  Under our Managing Director Agreements, we provide up to six months’ pay for terminations of employment by us other than for “cause,” as defined in the agreements. In addition, these agreements contain non-competition and non-solicitation provisions for a period of up to two years after such executive’s termination of employment or resignation.

Severance Payments under Employment Agreements.  Under our employment agreements with Mr. You, Ms. Ethell and Mr. Lutz, we have that upon termination of the individual’s employment by us without “cause” or by the individual “for good reason,” (as defined in the agreements), within 30 days after our receipt of a fully executed release, we will make a severance payment to the individual.

Termination Payments under Special Termination Agreements.  We have entered into special termination agreements (each, a “Special Termination Agreement”) with certain key personnel, including each of our Named Executive Officers (with the exception of Mr. McGeary), as set forth below. The purpose of the Special Termination Agreement is to ensure that these executives are properly protected in the event of a change in control of the Company, thereby enhancing our ability to hire and retain them. The terms of the Special Termination Agreements vary up to a maximum of three years, which terms automatically renew for additional one-year terms unless we give notice that the agreement will not be renewed, or, if later, two years after a change in control. The protective provisions of the Special Termination Agreement become operative only upon a change in control, as defined in the agreement.

All Special Termination Agreements signed on or after August 1, 2006 specify that if, after a change in control and during the term of the agreement, we terminate the executive’s employment other than for “cause” (as defined in the agreements) or the executive terminates his employment because his salary was reduced by at least 20%, the executive is entitled to certain benefits. Generally, Special Termination Agreements signed before August 1, 2006 specify that if, after a change of control and during the term of the agreement, we terminate the executive’s employment other than for “cause” or if the executive terminates his employment for specified reasons (including if his responsibilities have been materially reduced or adversely modified or his compensation has been reduced), the executive is entitled to certain benefits. Under the Special Termination Agreements, these benefits generally include the payment of approximately one year’s compensation, based on salary plus bonus as specified in the agreement, continued coverage under our welfare benefit plans (e.g., medical, life insurance and disability insurance) for up to two years at no cost, and outplacement counseling.

Potential Payments
Upon Termination of Employment or Change-in-Control
as of December 31, 2006*

The table below sets forth the potential payments that generally would have been payable to each of our named executive officers as of December 31, 2006 if:

•	the named executive officer’s employment were terminated by us without “Cause” (as defined in such named executive officer’s employment agreement) or by the named executive officer for “Good Reason” (as defined in such named executive officer’s employment agreement); and

•	the named executive officer’s employment (a) were terminated by us within two years after a Change in Control (as defined in such named executive officer’s Special Termination Agreement) for any reason other than “Cause” (as defined in such named executive officer’s Special Termination Agreement) or if the executive became permanently disabled or was unable to work for a period of 180 consecutive days, (b) (i) were involuntarily terminated by us (other than for Cause) or (ii) were terminated by the named executive officer following a reduction or adverse change in the named executive officer’s duties or compensation, in each case within six months prior to a Change in Control and in anticipation of a Change in Control or (c) were terminated by the named executive officer during the term of the Special Termination Agreement but after a Change in Control if one of the events specified in such named executive officer’s Special Termination Agreement has occurred.

	Termination of		Change in
Name	Employment (1) (2)		Control (3)

Harry L. You	$3,724,531	(4)	$29,496,496	(5)
Roderick C. McGeary	162,500	(6)	—
Judy A. Ethell	1,488,731	(7)	11,635,285	(8)
Laurent C. Lutz	4,633,709	(9)	13,221,320	(10)
Richard J. Roberts	325,000	(11)	4,178,077	(12)

*	Based on current information available to the Company, this table has been updated from the information contained in the Form 10-K.

(1)	Amounts set forth in the table for Mr. You, Ms. Ethell and Mr. Lutz reflect the severance payments payable under their respective employment agreements. If Mr. You, Ms. Ethell or Mr. Lutz’s employment is not terminated (i) by us without “Cause” (as defined in such named executive officer’s employment agreement) or (ii) by the named executive officer for “Good Reason” (as defined in such named executive officer’s employment agreement), then such named executive officer may still be eligible to receive payments representing earned but unpaid salary and bonuses amounts, any unpaid accrued personal days or unreimbursed business expenses and any other amounts due under the Company’s benefit plans. If Mr. You,

Ms. Ethell or Mr. Lutz does not qualify for payment under any of the provisions of their respective employment agreements, they may be eligible to receive severance payments under their respective Managing Director Agreements if their employment is terminated for Cause (as defined in the respective Managing Director Agreement) or for no reason. Such payments would generally consist of all earned and unpaid base salary plus a payment equal to three months’ pay at such named executive officer’s current base salary. Amounts payable under the Managing Director Agreements for Mr. You, Ms. Ethell and Mr. Lutz as of December 31, 2006 would have been $187,500, $125,000 and $125,000, respectively. Amounts set forth in the table for Messrs. McGeary and Roberts reflect the severance payments payable under their respective Managing Director Agreements.

(2)	The values of accelerated stock options and RSUs assume a $7.87 per share price for our common stock (the closing price on December 29, 2006).

(3)	Amounts set forth in the table for Mr. You, Ms. Ethell, Mr. Lutz and Mr. Roberts reflect the termination payments payable governed under their respective Special Termination Agreements upon a Change of Control (as defined in such agreements). Mr. McGeary is not a party to a Special Termination Agreement. Even if Mr. You, Ms. Ethell or Mr. Lutz is not eligible to receive the payments set forth in the table above upon a change in control (as defined in the Special Termination Agreements), all unvested options and restricted stock held will immediately vest upon the occurrence of a Change of Control (as defined under the LTIP) pursuant to such named executive officer’s employment agreement. In addition, the Change of Control provisions under the LTIP generally provide that any unvested portion of stock option grants and RSUs will vest upon the occurrence of a Change of Control (as defined in the LTIP). See “Change of Control Provisions Under the LTIP” below. Furthermore, if such named executive officer is not eligible to receive the payments and other benefits specified in his or her Special Termination Agreement upon a change in control, such named executive officer may be eligible to receive the payments payable upon termination of employment under such individual’s employment agreement, as specified in this table and the related footnotes.

(4)	Under Mr. You’s employment agreement, Mr. You would have been entitled to the following: (i) payment equal to two times the sum of his (A) annual base salary ($750,000) and (B) target bonus ($750,000), (ii) payment of accrued and unused personal days ($51,469), (iii) payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of 18 months after termination ($21,187), and (iv) the vesting of an additional 500,000 options and 62,500 RSUs that would have vested within the first anniversary of the termination date ($651,875).

(5)	Under Mr. You’s Special Termination Agreement, Mr. You would have been entitled to the following: (i) payment equal to 299% of the sum of his (A) annual base salary in 2006 ($750,000) and (B) target bonus ($750,000), (ii) for a period of 2 years after his termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($25,088), (iii) if Mr. You’s employment is involuntarily terminated by us (other than for Cause) or there is a reduction or adverse change in Mr. You’s duties or compensation and Mr. You terminates his employment within six months prior to a Change of Control and in anticipation of a Change of Control, the vesting of all unvested options and RSUs (an additional 1,500,000 options and 750,000 RSUs valued at $6,382,500), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional tax gross-up payment of $18,603,908.

(6)	Under Mr. McGeary’s Managing Director Agreement, Mr. McGeary would have been entitled to payment equal to three months of his base salary ($650,000).

(7)	Under Ms. Ethell’s employment agreement, Ms. Ethell would have been entitled to (i) payment equal to the sum of her (A) annual base salary ($500,000) and (B) target bonus ($500,000), (ii) payment of accrued and unused personal days ($59,389), (iii) payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of 18 months after termination ($14,593), and (iv) the vesting of an additional 150,000 options and 52,700 RSUs that would have vested within the first anniversary of the termination date ($414,749).

(8)	Under Ms. Ethell’s Special Termination Agreement, Ms. Ethell would have been entitled to the following: (i) payment equal to 299% of the sum of her (A) annual base salary in 2006 ($500,000) and (B) target bonus for 2006 ($500,000), (ii) for a period of 2 years after her termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($15,900), (iii) if Ms. Ethell’s employment is involuntarily terminated by us (other than for Cause) or there is a reduction or adverse change in Ms. Ethell’s duties or compensation and Ms. Ethell terminates her employment within six months prior to a Change of Control and in anticipation of a Change of Control, the vesting of all unvested options and RSUs (an additional 450,000 options and 158,100 RSUs valued at $1,244,247), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional tax gross-up payment of $7,385,138.

(9)	Under Mr. Lutz’s employment agreement, Mr. Lutz would have been entitled to (i) payment equal to the sum of his (A) annual base salary ($500,000) (or, in the event of termination by Good Reason (as defined in his employment agreement), 1 1/2 times annual base salary) and (B) target bonus ($500,000), (ii) payment of accrued and unused personal days ($26,375), (iii) payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of 18 months after termination ($21,187), (iv) vesting of the portion of his RSUs (or corresponding cash award payment) scheduled to vest on the next vesting date following the termination date (or, in the case of a cash award payment related to a termination occurring prior to July 1, 2007, the next 2 vesting dates) ($700,000) and (v) an additional tax gross-up payment of $2,886,147.

(10)	Under Mr. Lutz’s Special Termination Agreement, Mr. Lutz would have been entitled to the following: (i) payment equal to 299% of the sum of his (A) annual base salary in 2006 ($500,000) and (B) target bonus for 2006 ($500,000), (ii) for a period of 2 years after his termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($21,303), (iii) if Mr. Lutz’s employment is involuntarily terminated by us (other than for Cause) or there is a reduction or adverse change in Mr. Lutz’s duties or compensation and Mr. Lutz terminates his employment within six months prior to a Change of Control and in anticipation of a Change of Control, the vesting of all unvested RSUs (or corresponding cash award payment, in the amount of $1,225,000), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional tax gross-up payment of $8,235,017. In addition, pursuant to his employment agreement, Mr. Lutz would have been entitled to acceleration of his unpaid retention bonus ($750,000) upon a Change in Control (as defined in his Special Termination Agreement).

(11)	Under Mr. Roberts’ Managing Director Agreement, Mr. Roberts would have been entitled to payment equal to six months of his base salary ($650,000).

(12)	Under Mr. Roberts’ Special Termination Agreement, Mr. Roberts would have been entitled to the following: (i) payment equal to the sum of his (A) annual base salary in 2006 ($650,000) and (B) potential bonus or incentive compensation (20% of base salary or $130,000), (ii) for a period of 2 years after his termination, continuation of medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits, subject to certain exceptions ($17,070), (iii) if Mr. Roberts’ employment is involuntarily terminated by us (other than for Cause) or (ii) there is a reduction or adverse change in Mr. Roberts’ duties or compensation and Mr. Roberts terminates his employment within six months prior to a Change of Control and in anticipation of a Change of Control, the vesting of all unvested options and RSUs (an additional 20,000 options and 93,177 RSUs valued at $733,303), (iv) reimbursement for outplacement services, (v) payment of any earned but unpaid salary, bonus or incentive compensation and (vi) an additional gross-up payment of $2,647,704.

Change of Control Provisions Under the LTIP.  In addition to the provisions in the agreements referred to above, in the event of certain “Changes of Control” of the Company, any non-vested portion of stock option grants and RSUs, and other awards made under the LTIP will generally vest, and any contractual transfer restrictions on restricted stock or other shares issued upon the settlement of RSUs will be released except under the PSU awards. If such a Change of Control were to occur, all stock options not yet exercisable, including those of our Named Executive Officers set forth in the table captioned “Outstanding Equity Awards at Fiscal Year-End (December 31, 2006)” would vest. In addition, all cash retention awards, including those granted to Mr. Lutz and set forth in the table captioned “Grants of Plan-Based Awards” would accelerate. Upon a change of control, for PSU awards, the growth target in consolidated business unit contribution will be waived and the acquiring company may (i) substitute the PSUs for the right to receive the acquiring company’s stock with the same vesting and settlement schedule, (ii) accelerate and settle in cash the ratable number of PSUs that would vest through the date of change in control and replace the remaining PSUs with a cash incentive bonus program that provides for an opportunity to earn up to the value of the remaining PSUs, or (iii) if neither of the above options is selected, then the PSUs will vest and settle and be payable within 10 days of the change of control.

Managing Director Compensation Plan

In January 2006, the Compensation Committee of the Board approved and authorized the development of our MD Compensation Plan. The MD Compensation Plan was designed to be a comprehensive cash and equity-based compensation program for the managing directors of the Company and was intended to replace the previous cash-based compensation program for such individuals. Generally, all managing directors, including our Named Executive Officers, are eligible to participate in the MD Compensation Plan. The primary goal of the MD Compensation Plan is to align the compensation of our managing directors with those of our stockholders, and the plan is designed to offer transparency into the Company’s executive compensation program, align company performance and individual performance, provide a fair and objective basis for assessing performance, link managing director roles and responsibilities to the Company’s business objectives, and enhance the accountability of the Company’s executives. Under the MD Compensation Plan, a managing director’s compensation may include the following components: (i) RSUs; (ii) target compensation (which may be cash or equity); (iii) performance compensation; and (iv) additional breakthrough awards.

To date, we have been unable to activate the MD Compensation Plan because we are not current with respect to our SEC periodic reports. We were unable to provide for bonuses under the MD Compensation Plan since the plan has not yet been fully activated and the target levels of profitability set forth under the MD Compensation Plan were not achieved due to our ongoing issues related to our financial accounting systems and internal controls and their related impact on our ability to become current in our SEC periodic reports and deliver shares of common stock under equity-based awards.

DIRECTOR COMPENSATION

Non-employee directors, those who are not employed by us on a full-time or other basis, receive compensation for their service on our Board of Directors. The goals for non-employee director compensation are to fairly pay directors for their service, to align directors’ interests with the long-term interests of our stockholders and to have a structure that is transparent. An employee director receives no additional compensation for their service on the Board.

In 2006, non-employee director compensation included the following elements:

•	an annual fee of $40,000;

•	a meeting fee of $2,000 for attendance in person at any meeting of the Board or a committee of the Board and $1,000 for attendance by telephone (members of the Audit Committee are paid $2,000 for attendance at any Audit Committee meeting, whether they attended in person or by telephone);

•	a grant of stock options to purchase up to 15,000 shares of common stock upon initial election to the Board;

•	a grant of stock options to purchase up to 5,000 shares of common stock upon initial election as the Chair of the Audit Committee; and

•	a grant of 8,000 shares of restricted common stock immediately following each annual meeting of stockholders.

2006 Director Compensation Table

	Fees Earned
	or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($) (2)	($) (3) (4)	($)

Douglas C. Allred	70,000	65,760		135,760
Betsy J. Bernard	66,000	65,760		131,760
Spencer C. Fleischer	75,000	65,760	32,376	173,136
Wolfgang Kemna	73,000	65,760		138,760
Albert L. Lord	98,000	65,760		163,760
Alice M. Rivlin (1)	47,000	65,760		112,760
J. Terry Strange	113,000	65,760	5,482	184,242

(1)	Ms. Rivlin did not stand for re-election at our annual meeting of stockholders held on December 14, 2006.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) with respect to grants of restricted stock in 2006. During 2006, each director was granted 8,000 shares of restricted common stock, each with a fair value of $65,760. In accordance with SFAS 123(R), fair value is calculated using the closing price of our common stock on the date of grant.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) with respect to stock option awards granted prior to 2006. No stock options were awarded to these individuals in 2006. In accordance with SFAS 123(R), fair value was estimated using the Black-Scholes option-pricing model.

(4)	Outstanding equity awards for each non-employee director is as follows (for a description of the beneficial ownership by our directors, see “Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”):

	Outstanding	Outstanding
	Stock Awards at	Option Awards at
	December 31,	December 31,
Name	2006	2006

Douglas C. Allred	28,000	15,000
Betsy J. Bernard	16,000	15,000
Spencer C. Fleischer	8,000	15,000
Wolfgang Kemna	28,000	15,000
Albert L. Lord	24,000	15,000
Alice M. Rivlin (1)	28,000	20,000
J. Terry Strange	24,000	20,000

(1)	Ms. Rivlin did not stand for re-election at our annual meeting of stockholders held on December 14, 2006.

We also reimburse directors for reasonable travel expenses related to attending a Board, Committee or other Company related business meetings, and provide liability insurance for our directors and officers.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership of More Than Five Percent

The following table sets forth the only persons known by us, as of September 1, 2007, to be beneficial owners or more than five percent of our common stock.

	Common Stock
		Percentage of
Name and Address of 5% Holders of Common Stock	Number of Shares	Shares Outstanding

Ariel Capital Management, LLC (1)	30,201,218	14.9%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

Glenview Capital Management, LLC (2)	20,599,345	10.0
767 Fifth Avenue, 44th Floor
New York, NY 10153

Goldman Sachs Asset Management, L.P. (3)	13,914,809	6.9
32 Old Slip
New York, NY 10005

(1)	Represents shares beneficially held by Ariel Capital Management, LLC (“Ariel”), as reported on a Schedule 13G filed on February 14, 2007. Ariel has sole voting power with respect to 26,112,088 shares and sole dispositive power with respect to 30,181,188 shares. These shares are beneficially owned by investment advisory clients of Ariel.

(2)	Represents shares beneficially held by Glenview Capital Management, LLC (“Glenview”), Glenview Capital GP, LLC (“Glenview GP”) and Lawrence M. Robbins, as reported on a Schedule 13G filed on February 14, 2007, including 4,924,245 shares issuable upon conversion of certain convertible notes. Glenview serves as investment manager to various entities and as such may be deemed to have voting and dispositive power of such shares. Glenview GP is a general partner of, and serves as the sponsor of, various funds and as such, may be deemed to have voting and dispositive power over such shares. Mr. Robbins is the Chief Executive Officer of Glenview and Glenview GP.

(3)	Represents shares beneficially held by Goldman Sachs Asset Management, L.P. (“Goldman Sachs”), as reported on a Schedule 13G filed on February 12, 2007. Goldman Sachs has sole voting power with respect to 13,766,568 shares and sole dispositive power with respect to 13,914,809 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of September 1, 2007, information regarding the beneficial ownership of our common stock held by (i) each of our directors and Named Executive Officers and (2) all of our directors and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. “Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that he or she has the right to acquire within

60 days of September 1, 2007. Any shares that a person has the right to acquire within 60 days of September 1, 2007 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Common Stock
		Percentage of
Name and Address (1)	Number of Shares	Shares Outstanding

Harry L. You (2)	1,072,500	*
Roderick C. McGeary (3)	621,828	*
Douglas C. Allred (4)	51,000	*
Betsy J. Bernard (5)	39,000	*
Judy A. Ethell (6)	820,600	*
Spencer C. Fleischer (7)	31,000	*
Jill S. Kanin-Lovers	—	*
Wolfgang Kemna (8)	51,000	*
Albert L. Lord (9)	58,600	*
Laurent C. Lutz	—	*
Richard J. Roberts (10) (11)	620,468	*
J. Terry Strange (12)	57,000	*
All executive officers and directors as a group (12 persons)	3,422,996	1.7%

*	Less than 1% of our common stock outstanding.

(1)	The address for all persons listed is c/o BearingPoint, Inc., 1676 International Drive, McLean, Virginia 22102 USA.

(2)	Includes 62,500 vested RSUs and 1,000,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007. All 62,500 vested RSUs were scheduled for settlement but have not yet settled.

(3)	Includes 7,352 vested RSUs and 472,928 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007. All 7,352 vested RSUs were scheduled for settlement but have not yet settled.

(4)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007.

(5)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007.

(6)	Consists of 280,600 vested RSUs, 300,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007 and 240,000 vested RSUs held by Robert R. Glatz, Ms. Ethell’s spouse. All 520,600 vested RSUs were scheduled for settlement but have not yet settled.

(7)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007. Mr. Fleischer is a senior managing member of Friedman Fleischer & Lowe GP II, LLC, a Delaware limited liability company (“FFL GP”). FFL GP is the general partner of Friedman Fleischer & Lowe GP II, L.P., which is the general partner of each of Friedman Fleischer & Lowe Capital Partners II, L.P. (“FFL Capital Partners”), FFL Parallel Fund II, L.P. (“FFL Parallel Fund”) and FFL Executive Partners II, L.P. (“FFL Executive Partners,” and together with FFL Capital Partners and FFL Parallel Fund, the “FFL Funds”). The FFL Funds are the owners of record of $40 million of initial principal amount of 0.50% Convertible Senior Subordinated Debentures due July 2010 and warrants to purchase up to 3.5 million shares of common stock. Mr. Fleischer disclaims any beneficial ownership of the securities owned by the FFL Funds, except to the extent of his pecuniary interest therein, if any.

(8)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007.

(9)	Includes 15,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007.

(10)	Includes 4,301 shares held through a family trust, 173,076 vested RSUs and 381,708 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007. Of the 173,076 vested RSUs, 111,110 RSUs were scheduled for settlement but have not yet settled.

(11)	Effective as of January 8, 2007, Mr. Roberts no longer serves as our Chief Operating Officer in connection with the appointment of F. Edwin Harbach as our President and Chief Operating Officer.

(12)	Includes 20,000 shares of common stock that may be acquired through the exercise of stock options within 60 days of September 1, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the U.S. Federal securities laws, directors and executive officers, as well as persons who beneficially own more than ten percent of our outstanding common stock, must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on a review of copies of Forms 3, 4 or 5 filed by us on behalf of our directors and executive officers or otherwise provided to us and copies of Schedule 13Gs, we believe that all of our directors, executive officers and greater than ten percent stockholders complied with their applicable filing requirements for 2006. In 2005, however, Judy A. Ethell, our Chief Financial Officer, due to an administrative error, failed to report a Form 4 to report the issuance of RSUs to Robert Glatz, her spouse, in connection with his employment in August 2005. The issuance of RSUs to Mr. Glatz, which was previously described in our Annual Reports on Form 10-K for fiscal years 2004 and 2005 (filed with the SEC on January 31, 2006 and November 22, 2006, respectively), was reported on a Form 4 on June 28, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Friedman Fleischer & Lowe, LLC / Spencer C. Fleischer

On July 15, 2005, we issued $40,000,000 aggregate principal amount of our July 2005 Senior Debentures and common stock warrants to purchase up to 3,500,000 shares of our common stock pursuant to a securities purchase agreement, dated July 15, 2005 (the “FF&L Purchase Agreement”), among the Company and certain affiliates of Friedman Fleischer & Lowe, LLC (the “FF&L Purchasers”). In accordance with the terms of the FF&L Purchase Agreement, Mr. Spencer C. Fleischer was appointed to our Board as a Class I Director, effective July 15, 2005. Mr. Fleischer is a senior managing member and Vice Chairman of Friedman Fleischer & Lowe GP II, LLC, the general partner of Friedman Fleischer & Lowe GP II, LP, which is the general partner of several investment funds that make investments in private and public companies in the United States and Bermuda; he has served in this capacity since 1998. If Mr. Fleischer ceases to be affiliated with the FF&L Purchasers or ceases to serve on the Board, so long as the FF&L Purchasers together hold at least 40% of the original principal amount of the July 2005 Senior Debentures, the FF&L Purchasers or their designees have the right to designate a replacement director to our Board.

Judy A. Ethell / Robert Glatz

Effective as of August 22, 2005, Robert Glatz was appointed Executive Vice President—Corporate Development, a managing director and a member of our executive team. Robert

Glatz is the spouse of Judy A. Ethell, our Chief Financial Officer. In connection with his employment, Mr. Glatz is entitled to the following: (a) base salary of $500,000; (b) 300,000 RSUs, with vesting as follows: 180,000 RSUs on December 31, 2005 and 30,000 RSUs on each of August 22, 2006, 2007, 2008 and 2009; (c) eligible to receive an annual bonus with a target amount equal to 100% of his base salary; and (d) sign-on bonus of $500,000. In addition, we have provided or will provide to Mr. Glatz relocation assistance, indemnification to the fullest extent permitted by law with respect to his activities on behalf of the Company and for other tax related issues, and employee benefit plans generally provided to senior executives of the Company. In addition, as a managing director, Mr. Glatz is a party to the Managing Director Agreement (with certain changes to the defined terms “Good Reason” and “Change of Control”) and the Special Termination Agreement. Pursuant to these agreements, upon termination of Mr. Glatz’s employment, we will pay to Mr. Glatz: (i) any earned but unpaid base salary through the date of termination; (ii) any earned but unpaid annual bonus for the preceding year, provided that his employment terminates after the payment date for the annual bonus; (iii) any unpaid accrued personal days; (iv) if we terminate his employment without Cause or he terminates for Good Reason, we will pay to him a lump sum cash amount equal to his annual base salary within 30 days after receipt of an executed release and pay his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 18 months; and (v) any other amounts due under any of our benefit plans.

Additional Information

Who can vote?

Only stockholders of record on the close of business on September 7, 2007, the record date, may vote at the Annual Meeting. On the record date, we had 202,205,473 shares of our common stock outstanding and entitled to vote at the Annual Meeting. For each share of common stock you hold on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What shares can I vote?

You may vote all shares owned by you as of the close of business on the record date. These shares include:

•	Shares held directly in your name as the stockholder of record; and

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, and shares purchased through the BearingPoint, Inc. 401(k) Plan and the BearingPoint Employee Stock Purchase Plan.

How can I vote?

Before the Annual Meeting, you have three options for voting and submitting your proxy:

•	through the Internet, at the Internet address shown on your proxy card;

•	by telephone, by calling the number shown on your proxy card; or

•	by mail, by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank or a broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions that your bank or broker provides.

You may vote your shares at the Annual Meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

How will proxies be voted?

Each properly executed proxy will be voted in accordance with the instructions on the proxy.

If you do not provide specific instructions on how your shares should be voted in your proxy, your shares will be voted:

•	FOR the election of the nominees for Class I director who are named in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

•	In accordance with the judgment of the individuals named as proxies on the proxy card on any other matter properly brought before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting.

If you hold your shares through an account with a bank or a broker and do not vote, the bank or broker will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, banks and brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters.

Quorum and required vote

In order for us to conduct our Annual Meeting, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum at the Annual Meeting. Broker non-vote occurs on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on that matter without instructions from the beneficial owner of the underlying shares and no instructions has been provided.

Nominees for director will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting is required for the ratification of the appointment of Ernst & Young LLP. Abstentions and broker non-votes will not be counted as votes cast; and, therefore, will have no effect on the outcome on the matters to be voted on at the Annual Meeting.

How to revoke your proxy

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy.

You can revoke your proxy at any time prior to the Annual Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the meeting,

•	voting again by telephone or over the Internet prior to 6:00 a.m., Eastern Time, on November 5, 2007, or

•	by attending the Annual Meeting in person, if you are the stockholder of record, and casting a ballot.

Soliciting proxies and expenses

The solicitation of proxies generally will be by mail and by our directors, officers and regular employees. In some instances, solicitation may be made by telephone, facsimile or other means. All costs incurred in connection with the solicitation of proxies will be borne by us. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we may reimburse them for reasonable out-of-pocket and clerical expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies from stockholders for a fee of approximately $15,000 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

We may set the date for our 2008 Annual Meeting at a date earlier in the year than the date of our 2007 Annual Meeting. If we advance the annual meeting by more than thirty days from the anniversary date of the 2007 Annual Meeting, the deadlines for shareholder proposals and director recommendations and nominations will change, in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our Bylaws. If the deadlines for shareholder proposals and director recommendations and nominations change, we will disclose these new deadlines on our Form 10-Q, Form 8-K or by other permitted means.

We provide all stockholders with the opportunity, under certain circumstances and consistent with Exchange Act Rule 14a-8, to participate in the governance of the Company by submitting proposals they believe merit consideration at our next Annual Meeting of Stockholders. To enable management to adequately analyze and respond to proposals and to prepare appropriate proposals for presentation in the Company’s Proxy Statement for the 2008 Annual Meeting, any stockholder who intends to present a proposal at the Annual Meeting of Stockholders to be held in 2008 must deliver the proposal, addressed to the attention of the Company’s Secretary:

•	Not later than June 2, 2008 if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•	Not earlier than July 8, 2008 and not later than August 7, 2008, if the proposal is submitted pursuant to the Company’s Bylaws.

If the proposal is not submitted within the time limits set forth above, we are not required to include the proposal in our proxy materials.

Stockholders Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Corporate Governance Committee or Submitting Director Nominations to Stockholders

If you wish (1) for the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the Board of Directors, or (2) to nominate a person for election as a director at the annual meeting of stockholders, you must submit a proper and timely request as follows:

•	You must deliver the recommendation or notice of a nomination of a person for the position of director at the annual meeting (a “notice”) to the Secretary of the Company with delivery by hand, or by certified or registered mail, return receipt requested, no earlier than July 8, 2008 and no later than August 7, 2008.

•	Your recommendation or notice must contain the following:

•	As to the proposed nominee:

•	his or her name, age, business address and residence address,

•	his or her principal occupation or employment,

•	the class and number of shares of stock of the Company which he or she beneficially owns (as defined under Sections 13 and 14 of the Exchange Act),

•	any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the Company pursuant to Regulation 14A under the Exchange Act, had the nominee been nominated by the Board of Directors, and

•	the nominee’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected.

•	In addition, you, as the shareholder making the recommendation or notice, must provide:

•	your name and address, as it appears on the Company’s records,

•	the class and number of shares of stock of the Company that you beneficially own (as defined under Sections 13 and 14 of the Exchange Act),

•	in the case of a notice, a representation that you are a holder of record of stock of the Company entitled to vote on the election of directors at such meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and

•	in the case of a notice, a description of all agreements, arrangements or understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by you

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC’s rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is now permitted, under certain conditions. This procedure, called “householding,” is available to you if all of the following criteria are met:

(1) You have the same address as other securityholders registered on our books;

(2) You have the same last name as the other securityholders; and

(3) Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless you notify us within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you tell us otherwise.

What if I want to continue to receive multiple sets of materials?

If you would like to continue to receive a separate set of materials for yourself, call or write us. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write us to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of our Annual Report on Form 10-K, as filed with the SEC, and copies of our Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Such written requests should be directed to “Investor Relations” at:

BearingPoint, Inc.
25 Independence Blvd., 4th Floor
Warren, NJ 07059

Telephone: 908.607.2100

INCORPORATION BY REFERENCE

To the extent that any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the Compensation Committee Report on Executive Officer Compensation, the Report of the Audit Committee of the Board of Directors and the Report of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference into any such filing.

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF
THE BOARD OF DIRECTORS
OF
BearingPoint, Inc.
(amended and restated as of January 22, 2004)

I.  PURPOSES; AUTHORITY.

A.	The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of BearingPoint, Inc. (the “Company”) in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Committee is to:

1.	Serve as an independent and objective body to monitor the Company’s financial reporting process and internal control systems, and the integrity of the Company’s financial statements;

2.	Serve as the sole authority to which the independent auditor (the “Independent Auditor”) is accountable, and have the sole authority and responsibility for the appointment, compensation, retention and oversight of the work of the Independent Auditor, including any significant non-audit relationship with the Independent Auditor;

3.	Serve as the ultimate authority to which the internal auditing function (“Internal Audit”) is accountable;

4.	Monitor the qualification, independence and performance of the Independent Auditor and Internal Audit, including reviewing their audit efforts;

5.	Provide an open avenue of communication among the Independent Auditor, financial and senior management, Internal Audit, and the Board;

6.	Assist in the Board’s oversight of the Company’s compliance with legal and regulatory requirements; and

7.	Prepare a report to stockholders to be included in the Company’s annual proxy statement.

B.	The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the Independent Auditor, Internal Audit and anyone else in the Company. The Committee may retain, at the Company’s expense, such special legal, accounting, or other consultants or experts as it deems necessary in the performance of its duties. Alternately, to the extent consistent with the rules of the New York Stock Exchange (“NYSE”) and the rules promulgated by the Securities and Exchange Commission (“SEC”), the Committee may refer any matter to the Board to determine whether an investigation of a particular matter is appropriate and, if so, how it shall be conducted.

C.	The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of:

1.	Compensation to any registered public accounting firm, including, without limitation, the Independent Auditor, engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2.	Compensation to any special legal, accounting, or other consultants or experts employed by the Committee pursuant to Section I.B.; and

3.	Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

II.  COMPOSITION AND EXPERTISE; MEETINGS.

A.	The Committee shall be comprised of three or more directors as determined by the Board.

B.	All members of the Committee shall be independent directors, free from any relationship to the Company that may interfere with the exercise of their independence from management and the Company, and each member of the Committee shall have been determined by the Board to be “independent” or subject to exception under the rules of the NYSE.

C.	All members of the Committee shall be financially literate. To be financially literate, a person shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement, or shall become able to do so within a reasonable period of time after his or her appointment to the Committee.

D.	At least one member of the Committee shall have, and continue to have, past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

E.	Committee members shall be appointed by, and serve at the pleasure of, the Board. Committee members shall have the qualifications specified in this Charter and shall meet any other requirements of the NYSE and the SEC. Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the Board.

F.	The Board shall appoint a Chairman who will preside at Committee meetings and report on behalf of the Committee to the Board. If the Chairman is not present at a meeting, the members of the Committee shall, by majority vote, elect a member to serve as the Chairman for that meeting.

G.	The Committee generally will meet eight times annually, but may meet more or less frequently as circumstances dictate. In addition to regularly scheduled meetings, the Committee shall meet at the request of any member. The Committee shall meet privately in executive session at least annually with each of management, the Director of Internal Audit and the Independent Auditor in separate sessions. In addition, the Committee shall meet privately in executive session at any time upon the request of management, the Director of Internal Audit or the Independent Auditor.

H.	A majority of the entire Committee shall constitute a quorum for the transaction of business. The action of a majority of the members present at a meeting at which a quorum is present shall be the action of the Committee. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if the unanimous written consent that sets forth the action is signed by each member of the Committee and filed with the minutes of the proceedings of the Committee. The Committee may establish such other rules of procedure for its business as it deems desirable.

III.  DUTIES AND RESPONSIBILITIES.

In addition to other duties and responsibilities set forth in this Charter, the Committee’s specific responsibilities and duties shall include the following:

A.	Review Procedures.

1.	Review and reassess the adequacy of this Charter at least annually and recommend to the Board any appropriate extensions or changes in the duties of the Committee. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations;

2.	Review the Company’s annual audited and quarterly unaudited financial statements in draft and substantially final form prior to filing or distribution. Review should include (a) discussion with management and the Independent Auditor of significant issues regarding accounting principles, practices and judgments, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) discussion with the Independent Auditor about the quality of the accounting principles as applied in the preparation of the Company’s financial statements. If significant issues are identified prior to filing or distribution of the annual audited or quarterly unaudited financial statements, the Committee shall be informed of these issues and shall either meet to review them or discuss them by telephone conference call;

3.	With respect to the Company’s annual and quarterly financial statements, discuss any items required to be communicated by the Independent Auditor in accordance with Statement of Auditing Standards Number 61. The Chairman of the Committee may represent the entire Committee for purposes of this discussion;

4.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

5.	In consultation with management, the Independent Auditor and Internal Audit, consider the integrity of the Company’s financial reporting processes and controls. Review recommendations presented by the Independent Auditor in their “management letter,” including the status of previous recommendations, together with management’s responses, and discuss the adequacy of staffing, including the quality of the Company’s financial and accounting personnel;

6.	Review the Independent Auditor’s audit plan and discuss the general audit approach, scope, staffing and reliance upon management and Internal Audit;

7.	Following completion of the annual audit, review separately with each of management, the Independent Auditor and Internal Audit any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, as well as management’s response to such difficulties; and

8.	Review any significant disagreements, disputes or difficulties among management and the Independent Auditor or Internal Audit in connection with the preparation of the financial statements and other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

B.	Internal Audit Function and Legal Compliance.

1.	Review an annual report from Internal Audit regarding its activities, audit plan, budget and staffing. Review any significant reports prepared for management by Internal Audit and management’s response and follow-up to these reports;

2.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies; and

3.	Review management’s monitoring of compliance with the Company’s Code of Business Conduct, including particularly whether management has the proper review system to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

C.	Other Audit Committee Responsibilities.

1.	Prepare a report to stockholders to be included in the Company’s annual proxy statement as required by SEC regulations;

2.	Annually report to the Board on the Committee’s activities, including an evaluation of the Committee’s performance over the past year, and provide the Board with such additional reports as are appropriate;

3.	Establish clear hiring policies for employees or former employees of the Independent Auditor;

4.	Establish procedures for:

a.	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

b.	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

5.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors;

6.	Review policies with respect to risk assessment and risk management; and

7.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

IV.  RELATIONSHIP WITH INDEPENDENT AUDITOR.

A.	The Independent Auditor is solely accountable to the Committee. The Committee shall review the independence and performance of the Independent Auditor. The Committee has the sole authority to retain, compensate, oversee and discharge the Independent Auditor, and to approve any significant non-audit relationship with the Independent Auditor. The Committee shall annually appoint the Independent Auditor or discharge the Independent Auditor when circumstances warrant.

B.	On at least an annual basis, the Committee shall review a formal written report from the Independent Auditor describing:

1.	The Independent Auditor’s internal quality-control procedures;

2.	Any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditor, and any steps taken to deal with any such issues; and

3.	All relationships between the Independent Auditor and the Company, consistent with Independence Standards Board Standard 1.

The Committee shall discuss with the Independent Auditor any disclosed material quality-control issues and relationships or services that may impact the qualifications, performance, objectivity and independence of the Independent Auditor and, if appropriate, take action to oversee the independence of the Independent Auditor.

V.  LIMITATION ON COMMITTEE RESPONSIBILIITES.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, among management, the Independent Auditor or Internal Audit or to assure compliance with laws and regulations.

V O T E B Y T E L E P H O N E c/o Corporate Election Services P. O. Box 1150 Have your proxy card available when you call Pittsburgh, PA 15230 Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote. V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy touch-tone telephone: cast your vote: in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on November 5, 2007 in order to be counted in the final tabulation. If you vote by telephone or Internet, please do not send your proxy by mail. I Proxy card must be signed and dated below. D To vote by mail, please fold and detach card at perforation before mailing. D THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 5, 2007. undersigned hereby appoints Harry L. You, Judy A. Ethell and Laurent C. Lutz, or each of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of BearingPoint, Inc. to be held on November 5, 2007 and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to if personally present, and to vote in their discretion upon any other business that may properly come before the meeting. Dated: , 2007 Signature Signature Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual stockholder.

Y O U R V O T E I S I M P O R T A N T If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230, so your shares may be represented at the meeting. If you vote by Internet or telephone, please do not mail this proxy card. Proxy card must be signed and dated on the reverse side. D To vote by mail, please fold and detach card at perforation before mailing. D BEARINGPOINT, INC. PROXY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED BELOW AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED BELOW AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. 1. Election of Directors Nominees for Class I: (1) Douglas C. Allred (2) Betsy J. Bernard (3) Spencer C. Fleischer FOR ALL NOMINEES WITHHELD FROM ALL NOMINEES FOR ALL NOMINEES EXCEPT FOR: 2. To ratify Ernst & Young LLP as its independent registered public accounting firm for its 2007 fiscal year. FOR AGAINST ABSTAIN CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.